As Filed with the Securities and Exchange Commission on February 11, 2003.

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM SB-2/A

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                  HIV-VAC, INC.
                 (Name of Small Business Issuer in Its Charter)

           Nevada                         8731                    86-0876846
(State or Other Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of Incorporation or       Classification Code Number)   Identification No.)
       Organization)

                                 12 Harben Court
                              Collingwood, Ontario,
                                 Canada L9Y 4L8
                                 (705) 444-6317
          (Address and Telephone Number of Principal Executive Offices)

                           --------------------------

                          Copies of Communications to:
                               Bondy & Schloss LLP
                                60 E.42nd Street
                            New York, New York 10165
                            Telephone: (212) 661-3535
                           Telecopier: (212) 972-1677
            (Name, Address and Telephone Number of Agent for Service)

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                                                                 Proposed
                                                                                  Maximum
         Title of Each Class of                           Proposed Maximum      Aggregate       Amount of
              Securities                 Amount to be         Offering           Offering     Registration
           to be Registered               Registered     Price Per Share(1)       Price            Fee
Common stock underlying Series B
Preferred Stock..................(2)      3,000,000           $ 0.455          $ 1,365,000     $   125.58
Common stock underlying
warrants.........................(3)      3,000,000             0.455            1,365,000         125.58

Common stock underlying options...(4)       800,000             0.455              364,000          33.49

Total                                     6,800,000                            $ 3,094,000     $   284.65 (5)


         (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of HIV-VAC, Inc. common stock as reported on the Nasdaq Stock Market OTC Bulletin Board on January 28, 2003.

         (2) Represents shares underlying Series B Preferred Stock convertible into common stock at a price per share equal to the greater of: (a) a 35% discount from the closing bid price of our common stock on the OTC Bulletin Board on the date of the issuance of the Series B preferred stock, or (ii) a 35% discount from the average of the lowest three closing bid prices during the three (3) trading days immediately prior to the conversion, or (iii) $0.50 per share.

         (3) Represents shares underlying warrants exercisable at $1.50 per share.

         (4) Represents shares underlying options exercisable at a price per share equal to the greater of: (a) a 35% discount from the average closing bid price of the Common Stock on the OTC Bulletin Board during the twenty (20) trading days immediately prior to exercise of the Option, or (b) $0.50 per share.

         (5)      Fee previously paid.

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2003

PROSPECTUS

                                6,800,000 Shares

                                  HIV-VAC, INC.

                                  Common Stock


       This prospectus covers the sale by Tradebay Investments, Ltd. and Trinity Funding, Inc., the selling shareholders as described on page 27 of this prospectus, of an aggregate of 6,800,000 common shares, consisting of 3,000,000 common shares issuable upon the conversion of Series B preferred stock held by Tradebay Investments, 3,000,000 common shares issuable upon exercise of warrants held by Tradebay Investments and 800,000 common shares issuable upon the exercise of options held by Trinity Funding. All of the common shares described in this paragraph are being offered for resale by the selling shareholders pursuant to this prospectus.

       The common shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution" section of this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholders. Any proceeds we receive from the conversion of the Series B preferred stock, the warrant exercises and the option exercises will be used for working capital and general corporate purposes.

       Our common shares trade on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "HIVV." On January 28, 2003, the closing sale price of our common shares as reported by the OTCBB was $0.51.

        Investing in our common shares is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February __, 2003

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. References in this prospectus, to "HIV-VAC", "we", "us" and "our" refer to HIV-VAC, Inc., a company incorporated under the laws of the State of Nevada.

Our Business

         We are a development stage company that is engaged in the development and marketing of a proposed vaccine designed to combat HIV/AIDS. This proposed vaccine which is called NFU.Ac.HIV, was developed by Dr. Gordon Skinner through the University of Birmingham in the UK. The proposed vaccine was licensed to Intracell Vaccines Limited from The University of Birmingham in November 1998, and Intracell in turn entered into an assignment of license agreement with HIV-VAC in April of 1999.

         By 1993, the underlying concept for the vaccine had been examined for feasibility of preparation of the proposed vaccine under the guidance of Dr. Skinner, our director of research. The first experimental preparation was made using a B subtype of the isolate HIV-1 or GB8 virus strain grown in a leukaemic T-lymphocyte cell line from a young male known as JM cells and was manufactured at the Centre for Applied Microbiological Research (CAMR), in Porton Down, UK. The proposed vaccine was tested for antigenic content (protein on the surface of a cell or bacterium that stimulates the production of antibody) at CAMR and for antigenic content and immunogenicity (production of an immune response) in laboratories at the Department of Infection, University of Birmingham.

         Between 1993 and 1999 the proposed vaccine was the subject of a research contract between Dr. Skinner, at the time a senior lecturer at the University of Birmingham, and the Russian Federal AIDS center, Moscow, Russia. The proposed vaccine underwent initial tests to establish optimum conditions of preparation, antigenicity and immunogenicity in Russia, with additional tests for antigenicity being carried out in the UK. The proposed vaccine remained the property of the University of Birmingham during this time.

         Under our assignment of license agreement with Intracell Vaccines Limited, we hold exclusive rights to patents owned by the University of Birmingham. These patents comprise a method of manufacture of a HIV vaccine owned by the University of Birmingham. We have exclusive rights to use the patents which are protected in Australia, the Netherlands, Germany, Italy, France and Great Britain. Patents are pending in Canada and Japan. In addition, we have the exclusive rights to use two United States patents owned by the University of Birmingham. The United States patents relate to a method of manufacture of a herpes vaccine. We believe that the United States patent covers all similar methods of manufacture related to the proposed HIV vaccine and will provide reasonable assistance in enforcing these patents. Because these patents cover the method of manufacture, we believe that the patents cover all strains of the HIV virus. The University of Birmingham also holds patent rights for a herpes vaccine in numerous other countries. It is our belief, based upon the method of manufacture, that these patents would afford us some protection in certain other countries, including South Africa, South Korea, Israel, Ireland and Australia. We are currently exploring the possibility of filing new patents based upon a new method of manufacturing the vaccine.

         In addition to his position as our Chairman and President, Kevin Murray is the Managing Director of Intracell Vaccines Limited. Further, our Director of Research, Dr. Gordon Skinner is a Director of Intracell. Dr. Skinner, Kevin Murray and John Palethorpe, our Vice President, each own 33.33% of the outstanding shares of the common stock of Intracell. Intracell currently owns 6,683,244 or 72.12% of the outstanding shares of our outstanding common stock and 10,000 or 100% of our outstanding Series A preferred stock. See security ownership of Certain Beneficial Owners and Management.

Our Formation

         We were originally incorporated in Nevada in 1997 and were formerly known as Persona Records Inc, ("Persona") a corporation involved in the marketing and development of music recordings. In November 1998, Persona merged with Nouveaux Corporation with Persona as the surviving corporation. Persona changed its name to HIV-VAC, Inc. in March 1999.

How to Contact Us

         Our principal executive offices are located at 12 Harben Court, Collingwood, Ontario, Canada L9Y 4L8. Our telephone number is (705) 444-6317.



                                  THE OFFERING

Securities Offered by the Selling
Shareholders:                               6,800,000 shares of common stock
Common Shares Outstanding:                  9,266,669  shares  of  common  stock
                                            outstanding.
Use of Proceeds:                            We will  not  receive  any  proceeds
                                            from the sale of  common  shares  by
                                            the  selling  shareholders.  We will
                                            receive proceeds from the conversion
                                            of the Series B preferred stock, the
                                            warrant  exercises  and  the  option
                                            exercises  for which the  underlying
                                            shares to be  issued to the  selling
                                            shareholders  may  be  sold  by  the
                                            selling  shareholders  in accordance
                                            with this  prospectus.  We intend to
                                            use any proceeds we receive from the
                                            conversion of the Series B preferred
                                            stock, the warrant exercises and the
                                            option exercises for working capital
                                            and general corporate purposes
Risk Factors:                               Investing   in  our  common   shares
                                            involves a high degree of risk.  You
                                            should carefully review and consider
                                            the  risks  set  forth  under  "Risk
                                            Factors,"   as  well  as  the  other
                                            information    contained   in   this
                                            prospectus   before  purchasing  any
                                            shares of our common stock.


                           FORWARD-LOOKING STATEMENTS

       Certain statements contained in this prospectus that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We intend that forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements are based on current expectations of management but involve certain risks and uncertainties and can generally be identified by the use of forward-looking terminology such as "may," "will," "propose," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative or variations of this terminology. Our actual results, performance or achievements could differ materially from the results, performance or achievements projected in, or implied by, those forward-looking statements as a result of risk factors, including, without limitation, those described in the "risk factor" section of this prospectus, including, without limitation, our limited operating history, our need for additional financing, our history of losses, our ability to manage growth and integration, risks of technological change, our dependence on key personnel and third party marketing relationships, our ability to protect our intellectual property rights, and potential product liability, and the volatility of our share price.

                             SUMMARY FINANCIAL DATA

       The following table presents summary historical financial data. We have derived the audited summary financial data as of and for the two-year period ended September 30, 2002 from our audited financial statements and notes thereto included elsewhere in this prospectus. The following selected financial data are qualified in their entirety by reference to, and you should read the information contained in this table in conjunction with "Management's Discussion and Analysis or Plan of Operation," and our audited financial statements and the notes to those financial statements contained elsewhere in this prospectus.

                                               September 30,
                                           2001            2002
                                           ----            ----
            Revenues                    $     -         $     -
            Expenses                     2,027,844         818,327
            Loss                         2,026,846         817,968
            Net Loss per share             1.48            0.19
            Weighted average number      1,375,000       4,247,788
            of shares outstanding


         Balance Sheet Data:
                                                            September 30,
                                                        2001            2002
                                                        ----            ----
            Cash and cash equivalents                $   41,427       $  18,577
            Working capital                            (659,925)       (418,390)
            Total assets                                262,980         222,124
            Total long-term obligations                    -               -
            Total Stockholders' equity (deficit)       (438,372)       (232,899)

                                  RISK FACTORS

       The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information in this prospectus, you should carefully consider the following risk factors before making an investment decision.

We Have A History of Net Losses and  Negative  Cash  Flows.  If We Are Unable To
Become  Profitable  It Is  Unlikely  That  We  Will  Be  Able  To  Continue  Our
Operations.

Due in large part to the significant research and development expenditures required to identify and validate our proposed vaccine, we have not been profitable and have generated operating losses since our inception in January 1997. We currently have no revenues and are still in the development stage of our business. For the fiscal years ended September 30, 2002 and 2001 respectively we had net losses of $817,968 and $2,026,846. Also, during fiscal years ended September 30, 2002 and 2001 we had a deficit in our net cash used for our operating activities of $47,850, and $118,861 respectively. We expect to continue to incur losses for at least the next year, and expect that these losses will increase as we continue to expand our sales, research, and marketing force, and our distribution facilities in an effort to commercialize our proposed vaccine.

If we continue to sustain losses and negative cash flows, it is unlikely that we will be able to continue our operations. Our ability to become profitable primarily depends on our ability to generate significant revenue and improve the efficiency of our operations. We cannot assure you that we will be able to achieve any of the foregoing or that we will be profitable even if we successfully commercialize our product. If the time required to generate revenues and achieve profitability is longer than anticipated, or if we are unable to obtain necessary capital, we may not be able to fund and continue our operations.

We Have Been Unable To Fund Our Operations With Internally Generated Funds Because Our Business Has Generated Negative Cash Flows. If We Are Unable To Generate Funds Internally or Raise Additional Capital To Fund Our Operations During the Next Fiscal Year It Is Unlikely That We Will Be Able To Continue Our Operations.

We have required and will continue to require, substantial capital to fund our business operations. We expect to require from six million to seven million dollars over the next two years to be able to continue operations including commencement of trials in the United Kingdom, Africa and Russia. We may obtain additional financing through private placements of debt or equity or through collaborative arrangements. If adequate funds are not available when required or on acceptable terms, we may be forced to delay, scale back, or eliminate the development and testing activities of our proposed vaccine as well as any sales and marketing efforts. If this were to become necessary, it could adversely affect our business, results of operations and our financial condition.

We do not, currently, have the capital required to commence human phase I/II trials. We are actively seeking funding from investors, governmental organizations and other funding sources. Currently we expect to receive funds from the conversion of our Series B preferred stock, and the exercise of outstanding options and warrants. We currently anticipate that the net proceeds from our sale of our shares of common stock from future private placement offerings or through debt financings, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through December 2004.

We estimate that it will cost approximately $300,000 per month for us to conduct operations during Phase I/II. (See Our Proposed Vaccine - Trials, below). We also anticipate capital expenditures of at least $500,000 once Phase I/II begins to cover necessary testing equipment. Additional funding of approximately $25 million would be required to complete the necessary Phase III trials.

Additional funds might be required to secure regulatory approval for our proposed vaccine, if clinical trials show that it is not sufficiently safe, pure and potent to commercialize in its current formulation, if there are delays in our clinical trials, if our clinical trials are not successful, or if commercialization of our proposed vaccine is delayed for any other reason.

We are exploring various methods of raising the necessary financing, including incurring additional debt, the issuance of common stock (with dilution to existing shareholders), funds from collaborative arrangements, government grants, or the sale of licenses for up-front fees and on-going royalty payments.

There is no guarantee that we will be successful in our fund raising efforts. If we are unable to raise funds when necessary, we might have to cease or curtail our operations.

Our auditor's report indicates that certain factors raise substantial doubt about our ability to continue as a going concern. Our auditor's issued a going concern opinion because:

- we have incurred recurring material losses from operation; and

- we have not generated significant revenue from our  product.

We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditor's will not issue another going concern opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from our possible inability to continue our operations.

We Are Currently In Default On Payments Due Under Our License Agreement And Our Consulting Agreement And Are In Jeopardy Of Having These Agreements Terminated.

A description of our license agreement with the University of Birmingham and our consulting agreement with Intracell Vaccines Limited is set forth below under the caption License Agreement and Consulting Agreement on page 20. Under the terms of these agreements, if we fail to carry out the provisions of either of these agreements, for example, by failing to carry out clinical trials, or paying royalties, or raising capital, we could be subject to termination of either our licensing agreement, consulting agreement, or both.

We are currently in arrears on the payment of licensing fees due under our license agreement with The University of Birmingham, UK. Under the license agreement, we were required to pay minimum licensing fees of approximately $78,000 on January 1, 2002 and January 1, 2003. We have not made these payments and we do not currently expect to be able to make these payments. Upon sixty days notice, The University of Birmingham could terminate our license agreement due to our failure to pay these licensing fees. We have not received any such notice as of January 28, 2003.

Pursuant to our consulting agreement with Intracell Vaccines we agreed to pay Intracell Vaccines a consulting fee of $70,000 per quarter. We currently owe
Intracell Vaccines $152,155 in consulting fees. Intracell Vaccines has the right, due to our failure to make these payments, to terminate the consulting agreement.

Due to our failure to make timely payments under both the license agreement and consulting agreement, these agreements may be terminated at any time upon receipt of sixty days notice. Although we have not yet received notice from either The University of Birmingham or Intracell Vaccines, there can be no assurance that either of these parties will not choose to terminate these agreements at any time. Should either party choose to terminate their respective agreement, it would have a substantial negative impact on the company and we would, most likely, have to cease operations.

If A Competitor Develops and Gains Regulatory Clearance To Market An Effective HIV Vaccine Before Us, We Could Find Our Market Substantially Diminished.

The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us.

Accordingly, it is possible that our competitor's vaccines could gain regulatory clearance ahead of our proposed vaccine, and acquire a substantial position in the market before our proposed vaccine gains regulatory clearance. The granting of regulatory clearance to a competing vaccine that is highly effective would diminish our market, and would affect future earnings. The substantial erosion of our projected market might prevent the commercialization of our proposed vaccine on an economic basis.

We are aware of at least two competitors that are engaging in Phase III trials. (See Our Proposed Vaccine - Competition, below on page 20.) Of our competitors, to our knowledge, only AIDSVAX, a product produced by Vaxgen Inc., and Remune, a product produced by The Immune Response Corporation, have reached Phase III trials. There are numerous vaccines that are currently in Phase I/II trials and pre-clinical trials including vaccines produced by such companies as Aventis, Chiron Corporation and Merck & Co.

We Are Dependent On Only One Product For Our Potential Revenue.

Our proposed vaccine is our only product. We do not know whether the current or planned formulations of our proposed vaccine will be effective either on a preventative or therapeutic basis with respect to HIV. The overall scientific knowledge of HIV is limited; as such, we cannot guarantee that our proposed vaccine will be effective, or that we can develop an effective vaccine.

Our success depends entirely on the success of our proposed vaccine. In order to be successful, we must be able to establish that the proposed vaccine is safe, pure and potent in humans. In addition, there is a complex regulatory approval process in each country where we would intend to market the proposed vaccine. Finally, we would have to successfully commercialize our proposed vaccine through partnerships with entities that have greater financial or technical resources.

If we are unable to commercialize our proposed vaccine, we do not have other products from which to derive revenue.

If We Are Not Able To Demonstrate The Efficacy Of Our Proposed Vaccine In Clinical Trials, or If Our Trials Are Delayed, We May Not Be Able To Obtain Regulatory Clearance To Market Our Proposed Vaccine.

As described below under the caption Governmental Regulation of Vaccines, there is a lengthy and expensive process known as clinical testing that must be undertaken before a vaccine may be marketed. In that process, we will have to demonstrate that our proposed vaccine is safe and effective for its intended purpose, which means we will have to demonstrate an observed reduction in the incidence of HIV in the group receiving the vaccine, compared to the control group.

We cannot be assured that the data collected from our clinical trials of our proposed vaccine will be sufficient to support an application for approval of our proposed vaccine by either the United States Food and Drug Administration, or any foreign equivalent.

There are a number of reasons why clinical trials could be delayed, including poor or unsatisfactory results from animal trials, serious adverse effects in Phase I/II trials or in Phase III trials, delays in enrolling or retaining volunteers, or negative or inconclusive results that cause the trials to be unacceptable for submission to regulatory authorities.

Any delays in our trials could have a substantially negative effect on our ability to fund the trials, gain regulatory approval, and market our proposed vaccine in a timely fashion.

If We Fail To Comply With Regulations Enforced By Domestic And Foreign Regulatory Authorities, The Commercialization Of Our Proposed Vaccine Could Be Prevented or Delayed

As noted below under the caption Governmental Regulation of Vaccines on page 16, our proposed vaccine is subject to extensive governmental regulations in various countries relating to development, clinical trials, manufacturing and commercialization of our proposed vaccine. In general, these regulatory approvals are costly, time consuming, uncertain as to results and are subject to unanticipated delays.

If regulatory criteria set by the United States Food and Drug Administration, or any foreign equivalent, are not satisfied, then that body will refuse to approve an application. In the alternative, additional testing might be required in order to alleviate regulatory concerns.

Our initial testing is planned to be performed in Russia, The United Kingdom and Africa; there is no guarantee that the FDA will accept the results of tests completed in these other countries. If the FDA does not, this could cause substantial delays, by essentially requiring similar tests in the United States in order to satisfy FDA requirements.

It is also possible that a regulatory agency might only approve the vaccine for certain high risk populations, thus limiting the market for our proposed vaccine.

Our proposed vaccine's license would be subject to continual review, and newly discovered or developed safety or efficacy data could result in revocation of relevant licenses.

Even after approval of the proposed vaccine for use, the manufacture of our proposed vaccine would be subject to a variety of laws relating to such matters as safe working conditions, manufacturing practices, environmental protections, fire hazard control and hazardous substance disposal, which could incur substantial costs that we cannot predict at this time.

If Our Proposed Vaccine Becomes Obsolete Because Of the HIV Virus' Ability To Mutate, We May Lose Our Market.

Our success depends on the ability of the product to benefit users. Because of the ability of this virus to mutate, and thereby defeat forms of treatment, it is not unreasonable that the product may become obsolete.

If Our Proposed Vaccine No Longer Benefits Patients, We May Have To Withdraw Our Proposed Vaccine From the Market.

Our success will depend, in large part, upon the product showing wide safety margins and low incidence of adverse side effects. Unacceptable toxicities or side effects may occur at any time in the course of clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

We Are Dependent On Key Management and Employees.

We are highly dependent on our senior management and scientific staff, which includes Dr. Gordon Skinner, our Director of Research, and developer of our proposed vaccine, and Mr. Kevin Murray, our Chairman, President and CEO. These individuals have played a critical role in developing our proposed vaccine, raising financing, and preparing our proposed vaccine for pre-clinical and clinical trials.

If we were to lose the services of either of these key members of senior management, it might prevent us from achieving our business objectives. We do not have any employment contracts with our officers or directors nor do we currently hold key man term life insurance. While we may hire additional qualified individuals to work in various capacities, the loss of the services of any of the officers and directors would have a material adverse effect on our, financial condition and results of operations. We have been successful in retaining all our key management and, to our knowledge, currently none of our officers or directors are planning to retire or leave our company in the near future.

Because HIV-VAC and Intracell Vaccines Limited Have Directors In Common, There May Be Inherent Conflicts Of Interest In The Execution By These Directors Of Their Duties.

HIV-VAC, Inc. currently has two directors that are also directors and officers of Intracell Vaccines Limited, the company that owns 72.12% of our common stock and 100% of our Series A preferred stock. These directors also have direct financial interests in both HIV-VAC and Intracell Vaccines Limited. While our management believes that these directors will be able to exercise their fiduciary duties to our shareholders, there may exist inherent conflicts of interest in the execution by these directors of those duties.

The Non-Preservation Of Our Intellectual Property Rights, or the Violation Of Other Parties' Intellectual Property Rights, Could Prevent Us From Marketing Our Proposed Vaccine.

We are reliant on our patent and intellectual property rights (described below under the caption Our Proposed Vaccine - Patent Protection on page 20) to prevent our competitors from manufacturing and marketing our proposed vaccine. Our technology, including the technology that we license from the University of Birmingham, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. Therefore, our success depends, in part, upon our ability, and the University of Birmingham's ability, to obtain and enhance our patents, protect trade secrets, and prevent others from infringing on our proprietary rights.

In addition, we must operate without infringing upon the proprietary rights of others. Were we to do so, such other parties could enjoin us from developing and/or marketing our proposed vaccine, thus making it difficult to obtain licenses to use the technology on a commercially reasonable basis.

We Could Become Subject To Product Liability Claims, Which Could Reduce Demand For Our Proposed Vaccine or Affect Our Financial Condition.

We face an inherent risk of exposure to product liability suits in connection with our proposed vaccine being tested in human clinical trials. We may become subject to a product liability suit if our proposed vaccine causes injury, or if vaccinated individuals subsequently become infected with HIV.

Regardless of merit or eventual outcome, product liability claims may result in decreased demand for our proposed vaccine, injury to our reputation, withdrawal of clinical trial volunteers and a loss of revenues.

Volatility Of Stock Price and Absence Of Dividends May Hurt Common Stockholders.

The market price of our common stock, like that of the common stock of many other companies in our industry, has been and is likely to be highly volatile. Factors such as the following could have a significant adverse impact on the market price of our common stock:

o our financial position;
o the  results  of  preclinical   studies  and  clinical   trials  by  us,   our
collaborators or our competitors;
o concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products;
o announcements of technological innovations or new products by us or our competitors;
o governmental regulatory actions;
o actual or anticipated changes in drug reimbursement policies;
o developments with our collaborators;
o developments concerning patent or other proprietary rights of ours, our licensors or our competitors (including litigation);

o period-to-period fluctuations in our operating results;
o changes in estimates of our performance by securities analysts;
o market conditions for biopharmaceutical stocks in general; and
o other factors not within our control.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Because Of A Significant Concentration Of Ownership and Control, You May Have No Right or Power To Take Part In the Management or Control of Our Business, or the Election Of Our Officers or Directors.

Our directors, executive officers and affiliates beneficially own approximately 80% of the outstanding common stock of HIV-VAC as of January 28, 2003. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of HIV-VAC.

Additionally, as of January 28, 2003, there are 10,000 shares of Series A preferred stock outstanding, all of which are owned equally by Kevin Murray, Dr. Gordon Skinner and John Palethorpe, both directly and indirectly through their respective shareholdings in Intracell Vaccines Limited. Each shares of Series A Preferred Stock entitles the holder to 3,000 votes at a shareholder's meeting.

As a result of the above, our directors, executive officers and affiliates have the combined voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of our business, or the election of our officers or directors. Accordingly, no person should invest in HIV-VAC unless he is willing to entrust all aspects of control to HIV-VAC's current management and to rely upon their abilities.


                                 USE OF PROCEEDS

         Assuming that all of the Series B preferred stock are converted, and the warrants and options held by the selling shareholders are exercised for cash, we expect to receive proceeds of at least $6,400,000 (based upon the closing price of our common stock on the OTC Bulletin Board as of January 28, 2003 of $0.51). We intend to use these funds for working capital and general corporate purposes. We will not receive any proceeds from the sale by the selling shareholders of their common shares or common shares issued to it upon the conversion of the Series B preferred stock or the exercise of the warrants and options.

         We have agreed to bear the expenses in connection with the registration of the common shares being offered by the selling shareholders under this prospectus.


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common shares commenced trading on the OTCBB, under the symbol "HIVC" in April 1999 and changed to the symbol "HIVV" in July 2001. The table below sets forth the reported high and low sales prices for our common shares on the OTCBB on a quarterly basis for the close of trading of our common shares on the OTCBB. The last reported closing price of our common shares on the OTCBB as of January 28, 2003 was $0.51.

                             2000                       High         Low
                             ----                       ----         ---
First Quarter                                         $200.00      $ 87.50
Second Quarter                                        $100.00      $ 18.50
Third Quarter                                         $ 54.80      $  9.20
Fourth Quarter                                        $ 12.00      $  3.00

                             2001
                             ----
First Quarter                                         $ 10.00      $ 12.00
Second Quarter                                        $  8.00      $  3.00
Third Quarter                                         $  4.00      $  0.25
Fourth Quarter                                        $  0.25      $  0.12

                             2002
                             ----
First Quarter                                         $  0.30      $  0.15
Second Quarter                                        $  0.30      $  0.16
Third Quarter                                         $  0.44      $  0.20
Fourth Quarter                                        $  0.18      $  1.75

         These OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         As of January 28, 2003, there were 286 holders of record based on the records of our transfer agent. This number does not include beneficial owners of our common shares, of which we believe there are a substantial number whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

         We have never paid dividends on our common shares and do not intend to pay dividends on our common shares in the foreseeable future. Our board of directors intends to retain any future earnings to provide funds for the operation and expansion of our business. Any decision as to the future payments of dividends will depend on our results of operations and financial position and such other factors as our board of directors, in its discretion, deems relevant.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

        The following discussion regarding us and our business and operations contains forward-looking statements. Such statements consist of any statement other than a recitation of historical fact, and can be identified by the use of such forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon, or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

Summary of Significant Accounting Policies

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Impairment of long-lived assets:
The Company has adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 144"). Under SFAS 144, impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Net earnings (loss) per share:
The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period.

Foreign currency translation and transactions:
British assets and liabilities are translated at current exchanges rates and expenses are translated at average exchange rates in effect during each period. Resulting translation adjustments, if material, would be recorded as a separate component of stockholders' deficiency. Foreign currency transaction gains and losses, which have not been material, are included in results of operations as incurred.

Our Plan of Operation

     We were incorporated in January of 1997, and do not have any significant operating history or financial results. We have only recently begun our vaccine development and marketing operations, including the pre-clinical testing in Russia of our proposed vaccine designed to combat HIV/AIDS, building an infrastructure and filing our periodic filings with the Securities and Exchange Commission. As a result, for the fiscal year ended September 30, 2002 and the period from January 10, 1997 (date of inception) to 2002 we incurred approximately $354,195, and $1,309,340 in research and development costs and $340,439 and $587,153 in general and administrative expenses, respectively. We incurred a net loss of approximately $817,968 or $(.19) per share based on 4,247,788 weighted average shares outstanding for the fiscal year ended
September 30, 2002 compared to approximately $6,361,821 or $(5.14) per share based on 1,235,577 weighted average shares outstanding for the period from January 10, 1997 (date of inception) to September 30, 2002. We did not conduct any operations of a commercial nature during the period from January 10, 1997 (date of inception) to September 30, 2002. Through September 30, 2002 we have relied on advances of approximately $135,999 from our principal stockholders, trade payables of approximately $319,024, proceeds of $1,196,000 from the sale of common stock, options, and the issue of stock for fees and/or services in the amount of $4,485,000 to support our limited operations. As of September 30, 2002, we had approximately $18,577 of cash and cash equivalents. We seek additional equity or debt financing of up to $7 million which we plan to use for working capital and to continue implementing pre-clinical and Phase I/II testing of our proposed vaccine. If we do not get sufficient financing, we may not be able to continue as a going concern and we may have to curtail or terminate our operations and liquidate our business (see Note 1 to financial statements).

         Our business plan for the next year will consist of implementing a PhaseI/II trial with the Medical Control Agency in The United Kingdom through the application for a CTX exemption to commence a Phase I/II trial. We plan to apply for a CTX exemption using the Clade B strain of the virus as soon as a vaccine using the local Clade B strain is made available. The manufacture of the vaccine will be contracted out and we are currently evaluating various manufacturers in Russia, the UK and the USA.

         We also plan to initiate further trials in Russia, in conjunction with the Russia Federal Aids Center, a department of The Central Institute of Epidemiology, Moscow, Russia. We intend to institute studies of the efficacy of the vaccine in non-human primates in parallel or preceding Phase I trials of the vaccine in human subjects in Moscow, Russia. We expect the regulatory approval process to take up to six months to complete. The proposed vaccine will be manufactured in Russia, under the supervision and quality control of various parties within and without Russia, including the Federal Russia AIDS Centre in Moscow and laboratories in Birmingham and London, U.K.

         In addition, we anticipate initiating a Phase I/II trial in Sub-Sahara Africa using the local African HIV sub-type. These trials will be done in conjunction with local Government and would commence after a satisfactory pre-clinical trial has completed the evaluation of toxicity and immunogenicity of the local strain. However, we cannot initiate the pre-clinical or Phase I/II trials until such time as we have raised at least $3 million, which is the amount we anticipate we will need for these trials. Furthermore, in addition to restrictions due to lack of funding, we also need to manufacture a batch of the vaccine to initiate these trials. We cannot manufacture a batch until we have an agreement in place with a country in Africa that is prepared to work with us. It is estimated that these pre-clinical trials would take approximately twelve months to complete once we have an agreement in place. If these trials take place, we intend to invite the Division of AIDS of National Institute of Allergy and Infectious Diseases to monitor the African trials.

         In October of 2000, we had an agreement in principal with the Ministry of Health of The Government of Zambia, to undertake a trial in conjunction with the Zambian Ministry of Health using the local HIV strain. Since October 2000, there has been a change in the government in Zambia and we have been advised by the Ministry of Health that we will need to submit a new proposal before we can commence any trials. We have not yet re-submitted our proposal, but we intend to re-submit a proposal and work towards an agreement as soon as funding is available.

         No trials are currently scheduled to take place in the United States. However, it is our intention to invite the National Institute of Health (NIH) through the offices of The Division of AIDS (DIADS) to assist in the planning and execution of the trials and monitor the trials described above. If the trials are successful, then we would hope to undertake a Phase I/II trial in the United States within two years of the summer of 2003. There can be no assurance that we will be able to undertake such a trial in the United States, nor can the results of the trials in Russia and/or Zambia and the UK be predicted.

         We estimate that we will require approximately $6 million to $7 million to conduct our vaccine development activities through September 30, 2004. This amount will be used to pay for vaccine manufacture, vaccine trial costs and testing, equipment and corporate overhead. We plan to raise a minimum of $5 million through one or more private offerings pursuant to Rule 506 or Regulation D or through an offshore offering pursuant to Regulation S; however, nothing in this prospectus shall constitute an offer of any securities for sale. Such shares when sold will not have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. If we are unable to raise this amount, we will most likely cease all activity related to our vaccine development and marketing, or at the very least, proceed on a reduced scale. We have to date relied on a small number of investors to provide us with financing for the commencement of our development program, including Intracell Vaccines Limited. Amounts owed to these individuals are payable upon demand.

         We expect to purchase approximately $500,000 in equipment in the next two years to be used for research and expanding testing laboratories. In addition, we expect to hire an additional fifteen employees for both research and administrative support over the next five years.

         We are anticipating that the sources of funds for the intended clinical trials will be the proceeds that we receive from the conversion of the Series B preferred stock, the exercise of outstanding warrants and options and possible assistance from Intracell in the form of a loan. In addition we are looking at other financing methods including finding joint venture partners who might provide substantial funding to the project or the granting of sub-licenses on payment of upfront fees and the payment of on-going royalties on sales. However, the Company is not currently negotiating with any potential joint venture partners and there can be no assurance that the Company will enter into any joint venture agreements.

                                    BUSINESS

         We were originally incorporated in Nevada in 1997. We were formerly known as Persona Records Inc, ("Persona") a corporation involved in the marketing and development of music recordings. In November 1998, we merged with Nouveaux Corporation with Persona as the surviving corporation. We changed our name to HIV-VAC, Inc., in March 1999.

         Our business is the development and marketing of a proposed vaccine designed to combat HIV/AIDS. This proposed vaccine, which is called NFU.Ac.HIV, was developed by Dr. Gordon Skinner, our director of research, through the University of Birmingham in the U.K. The proposed vaccine was licensed to Intracell Vaccines Limited from the University of Birmingham in November of 1998, and Intracell in turn entered into an assignment of the license agreement with us in April of 1999.

         In addition to his position as our Chairman and President, Kevin Murray is the managing Director of Intracell Vaccines Limited. Further, our Director of Research, Dr. Gordon Skinner is a Director of Intracell. Dr. Skinner, Kevin Murray and John Palethorpe, our Vice President, each own 33.33% of the outstanding shares of the common stock of Intracell. Intracell currently owns, directly and indirectly, 6,683,244 or 72.12% of the outstanding shares of our common stock and 10,000 or 100% of the outstanding shares of our Series A preferred stock. See security ownership of Certain Beneficial Owners and Management on page 25.

         The proposed vaccine was developed in Birmingham, UK, by Dr. Skinner. The approach was based on twenty years experience of similar intracellular vaccines, one of which has shown to modulate the pattern of herpes genitalis in a multi center, placebo controlled trial in the United States and has been used prophylactically and therapeutically on a named patient basis for two decades in the UK.

         By 1993, the underlying concept for the vaccine had been examined for feasibility of preparation of the proposed vaccine under the guidance of Dr. Skinner. The first experimental preparation was made using a B subtype of the isolate HIV-1 or GB8 virus strain grown in a leukaemic T-lymphocyte cell line from a young male known as JM cells and was manufactured at the Centre for Applied Microbiological Research (CAMR), in Porton Down, UK. The proposed vaccine was tested for antigenic content (protein on the surface of a cell or bacterium that stimulates the production of antibody) at CAMR and for antigenic content and immunogenicity (production of an immune response) in laboratories at the Department of Infection, University of Birmingham. This work was financially supported by the Caccine Research Trust, a Charitable Trust registered in the UK and chaired by Dr. Skinner. This led to the publication of a scientific paper entitled "Early Studies on a andidate Intracellular Subunit Vaccine NFU.AcHIV[JM] for prevention and/or modification of HIV related disease," in the Journal Intervirolgy 1994;37:259-268.

         Between 1993 and 1999 the proposed vaccine was the subject of a research contract between Dr. Skinner, at the time a senior lecturer at the University of Birmingham, and the Russian Federal AIDS center, Moscow, Russia. The proposed vaccine underwent initial tests to establish optimum conditions of preparation, antigenicity and immunogenicity in Russia, with additional tests for antigenicity being carried out in the UK. The proposed vaccine remained the property of the University of Birmingham during this time.

         Functions of a Vaccine.
         ----------------------

         A vaccine is part of a process that stimulates the body to mount an immune response to a harmless version of a micro-organism, or part of a micro-organism, and from this to construct a type of immune memory which would allow the immune system to mount a rapid response when and if the body is invaded by a potent version of a micro-organism. This response, ideally, is sufficiently rapid so that the micro-organism is not able to replicate to any great extent before it is eliminated, and thus the individual vaccinated is protected from disease. The immune memory induced by vaccination is usually long-lived, and creates antibodies that neutralize invading micro-organisms, by binding to them and preventing them from infecting cells, and lymphocytes, which recognize cells infected by micro-organisms (ones the antibodies did not destroy) and destroys them before other cells can be infected. A vaccine can also be therapeutic because it can stimulate both the humoral and cell mediated immunity over and above the existing immune status of a person and this is particularly important in patients who are HIV positive because it is clearly essential to initiate therapeutic strategy while there is residual functioning of immune competence in these individuals. This is presently unproven but a placebo controlled multicentre trial in the United States to look at the therapeutic value of the herpes vaccine developed by Dr. Skinner has shown that vaccination of patients who already had the infection modified the pattern of genital herpes resulting in reduction in the number and severity of recurrences.

         The HIV/AIDS Disease.
         --------------------

         HIV/AIDS is a disease that has the effect of hindering the body's immune response system, allowing for opportunistic infections and diseases, such as tuberculosis, to overwhelm the body's immune response to disease. It does this by infecting and killing the T-lymphocytes of the immune system, which is consequently unable to deal with other infections, or proliferating cancer cells. There are two variants of the disease, known as HIV-1 and HIV-2, which share certain structural similarities, but differ greatly in certain types of proteins that produce the effects of AIDS. HIV-1 has a shorter time between infection and the onset of the symptoms of AIDS, and is more easily transmitted. Transmission can occur through sexual contact, maternal transmission to infants either in utero or through breastfeeding, or from receiving blood transfusion from, or sharing hypodermic needles with, infected persons.

         The HIV-1 virus particle has an outer envelope, which is studded with projections of clusters of glycoprotein molecules, surrounding a dense conical core containing the genomic material. Once received into the bloodstream (by any of the means described above, for example), the virus essentially "docks" with a lymphocyte cell and injects its viral core into the cell. The virus, in effect, hijacks the cell's metabolism, using it to replicate itself so that thousands of new particles are released into the bloodstream, and the cell dies. These particles go on to infect other cells, in a kind of chain reaction. Cells can also be infected by contact with infected cells, owing to certain proteins transmitted by contact. Some virus particles can become trapped in the lymph nodes, where they can remain for long periods and infect other cells. Eventually, so many lymphocyte cells are infected and destroyed that the body's immune system collapses.

         The HIV-1 virus is variable, in that there are two known strains, and numerous subtypes (10 of which have been identified to date), each of which is believed to have developed in a certain part of the world. Each of these subtypes is generally associated with a certain type of transmission, such as drug abuse, or sexual transmission. The subtypes differ by slight variations in the glycoproteins, which mean that any effective vaccine will have to deal with all of these variations.

         It is estimated by the World Health Organization (a division of the United Nations, also known as "WHO"), in its December 2001 publication "Report on the Global HIV/AIDS Epidemic" that, as of December 2001, 22.0 million people had died since the beginning of the epidemic and 14.0 million children have been orphaned. In addition, the WHO estimated that in sub-Saharan Africa alone, 28.1 million people were infected with the HIV virus, and that there are 16 countries where more than 10% of the adult population are infected. (It is estimated that 940,000 people in North America are infected with the HIV/AIDS virus.) Due to all of these factors, HIV-1 has been the principal focus of vaccine development and drug treatment.

         Governmental Regulation of Vaccines.
         -----------------------------------

         Our proposed vaccine is subject to regulation by all countries. In the United States, the vaccine is regulated by the federal government, principally through the Food and Drug Administration under various federal laws. Regulations promulgated by various federal, state and local governments govern or influence the testing, manufacture, safety and efficacy requirements, labeling, storage, record keeping, licensing, advertising, promotion, distribution and export of our products. In general, similar regulations are found in all countries throughout the world, though we may have to demonstrate different levels of efficacy, depending on the regulatory requirements in each nation.

         Before we can market our proposed vaccine in the United States, since it is a biological drug product, we must take numerous steps, which include:

     -   pre-clinical  laboratory  and  animal  testing,   to  evaluate  product
chemistry, formulation and stability, as well as the potential safety, purity and potency of the proposed vaccine;

     - submission to the FDA of an Investigational New Drug Application, which includes the results of the pre-clinical laboratory and animal testing, and which must become effective before clinical trials may commence;

     - the conduct of well-controlled clinical trials, conducted in accordance with FDA protocols (including review by an institutional review board) to adequately establish the safety, potency and purity of the biological drug product (i.e., our proposed vaccine), and trials to characterize how it behaves in the human body;

     - submission to the FDA of a biologics license application, and the FDA review of same;

     - completion of an FDA pre-approval inspection of the manufacturing facilities; and

     -   FDA approval of the license application and all product labeling.

         In addition to these steps, we are required to meet with the FDA and its Vaccines and Related Biological Product Advisory Committee, which is composed of outside experts who assist the FDA in product reviews, and provide advice on various issues; in the case of our proposed vaccine, the advice would typically relate to the clinical development program and clinical study designs for our proposed vaccine. The recommendations of these committees are not binding upon the FDA, but are commonly followed by the FDA. The FDA has broad authority to suspend clinical trials, and all of the FDA's concerns must be resolved before trials may recommence.

         In general, the key element in the process is a demonstration by us that our proposed vaccine has meaningful efficacy at a statistically significant level, which means there must be an observed reduction in the incidence of HIV in the group receiving our proposed vaccine, compared to the control group. As noted above, the level of efficacy that we must demonstrate may vary from country to country, depending on the prevailing regulations. Our initial testing is planned to be performed in Russia and Africa; there is no guarantee that the FDA will accept the results of tests completed in these other countries. If the FDA does not, this could cause substantial delays, by essentially requiring similar tests in the United States in order to satisfy FDA requirements.

         It is also possible that a regulatory agency, in reviewing our proposed vaccine's efficacy, might only approve the proposed vaccine for certain high risk populations, thus limiting the market for our proposed vaccine by limiting the customer base.

         Even after approval of the proposed vaccine for use, the manufacture of our proposed vaccine would be subject to a variety of laws relating to such matters as safe working conditions, manufacturing practices, environmental protections, fire hazard control and hazardous substance disposal, which could incur substantial costs that we cannot predict at this time.

         Our proposed vaccine's license would be subject to continual review, and newly discovered or developed safety or efficacy data could result in revocation of relevant licenses.

         Our Proposed Vaccine.
         --------------------

         General. Our proposed vaccine is designed to perform two functions. The first function, which is typical of traditional vaccines, is to develop an immune response in the vaccinated person in order to prevent HIV from infecting the human body. The second is to provide therapeutic benefits, like those described above, to people who are already infected by HIV.

         Process of Manufacture. Our proposed vaccine is manufactured by treating HIV-1 infected lymphocyctic cells with detergent, formaldehyde and acetone treatments. Envelope proteins (the outer shell of these cells), are then stripped from the newly formed viruses within these infected cells, virus proteins are collected, and the remaining virus particulates are discarded. The virus proteins are then mixed with proteins from other, healthy cells. This process ensures that the proposed vaccine is inactivated (that is, the virus is not infective), but that it also contains the vital HIV-1 glycoproteins, core proteins, regulatory and intermediate proteins needed to produce the desired effects of the desired immunity and/or therapeutic effects. Importantly, the method of manufacture allows us to customize a proposed vaccine to a specific strain, including strains that may evolve over the next few years.

         We intend to rely on third parties to manufacture our proposed vaccine, as we do not have the facilities for the large scale manufacture of the proposed vaccine. The quality control will be carried out according to guidelines recommended by the Medicines Control Agency in the UK which includes tests on the antigenicity and immunogenicity of the preparation and safety testing in animals.

         The proposed vaccine is currently produced at the Russian Federal AIDS Center. Although the Russian Federal AIDS Center is the only group currently producing the proposed vaccine, we are not completely dependent upon this group due to the fact that we feel that our proposed vaccine can be produced elsewhere for nominal set-up costs.

         We believe that our proposed vaccine differs from other vaccines currently in development, in that it contains a wide spectrum of virus proteins in their natural configuration with cell proteins, but does not contain virus particles. By using this intracellular, multi-component approach, we include all possible protective antigens and possible cross strain protective antigens. The importance of this is that presentation of virus antigens in association with cell proteins may preserve the immunogenicity of virus antigens and improve their protective potential.

         The manufacturing process allows slotting in of any virus strain including new wild type virus strains or recombinant virus strains to the preparative process. This will exclude a prolonged dead time which would be inevitable in preparation of vaccines by more molecular methods to accommodate new virus strains. This approach has been successfully used for many years to manufacture the influenza vaccine where different strains may be involved in different years.

         Trials. Before any vaccine can be introduced into humans, it must be rigorously tested under scientific conditions, in order to prove its effectiveness and safety. This must be done before a country will allow a vaccine to be sold and used.

         Our proposed vaccine was first tested for safety, antigenicity and immunogenicity at four different centers in the U.K., these being: the Centre for Applied Microbiological Research in Porton Down, Wiltshire; the Medical Research Council Mill Hill Laboratories, London; St. Bartholomew's Hospital, London; and the Department of Infection of the University of Birmingham.

         Vaccines then go through a three-stage trial process. Phase I tests for safety and dosage in small groups of subjects. Phase II comprises larger scale safety testing and, in the case of vaccines, whether they elicit an immune response. Phase III comprises large scale, placebo controlled, double-blind tests for efficacy of the preparation in subjects at high risk of infection.

         As a standard industry practice, Phases I and II are often combined, or run concurrently in the testing of vaccines, so that the first stage of tests becomes a "Phase I/II trial."

         We  have  recently   completed   pre-clinical   trials  in  Russia,  in
conjunction with The Russia Federal Aids Center, a department of The Central Institute of Epidemiology, Moscow, Russia.

         We intend to implement a Phase I/II trial with the Medical Control Agency in The United Kingdom through the application for a CTX exemption to commence a Phase I/II trial. We plan to apply for a CTX exemption using the Clade B strain of the virus as soon as vaccine using the local Clade B strain is made available. The manufacture of the vaccine will be contracted out and we are currently evaluating various different manufacturers in Russia, Europe and the United States.

         The trials in the United Kingdom would involve three volunteer groups, running concurrently: a reactogenicity, safety and specific activity trial in a limited group of healthy volunteers; an evaluation of clinical effect and safety in a limited group of HIV-infected volunteers; and reactogenicity, safety and specific activity trial in a limited group of volunteers who have a concurrent illness or disease, but who are not in serious ill health. There is a specific process, involving various entry criteria, used to screen volunteers and determine their suitability for participation in the study. When the pool of appropriate volunteers is complete, ten volunteers in each group will receive four immunizations each of the proposed vaccine, at 30-day intervals, and each volunteer will be followed up for a period of one year, with monitoring for safety and immunological responses. Procedures exist for allowing volunteers to voluntarily withdraw from the trail process, or withdraw mandatorily, if there is a serious adverse effect. Subjects will be replaced until twenty subjects have completed the trial.

         We also intend to institute studies of the efficacy of the vaccine in non-human primates in parallel or preceding Phase I trials of the vaccine in human subjects in Moscow, Russia. The vaccine for this study will be manufactured in Russia, under the supervision and quality control of various parties within and without Russia, including the Russia Federal AIDS Centre in Moscow and laboratories in Birmingham and London, U.K. We expect the regulatory approval process to take up to six months to complete.

         We also anticipate initiating a Phase I/II trial in Sub-Sahara Africa using the local African HIV sub-type. These trials will be done in conjunction with local Government and would commence after a satisfactory pre-clinical trial has completed the evaluation of toxicity and immunogenicity of the local strain. However, we cannot initiate the pre-clinical or Phase I/II trials until such time as we have raised at least $3 million, which is the amount we anticipate we will need for these trials. Furthermore, in addition to restrictions due to lack of funding, we also need to manufacture a batch of the vaccine to initiate these trials. We cannot manufacture a batch until we have an agreement in place with a country in Africa that is prepared to work with us. It is estimated that these pre-clinical trials would take approximately twelve months to complete from the time we have an agreement in place. If these trials take place, we intend to invite the Division of AIDS of National Institute of Allergy and Infectious Diseases to monitor the African trials.

         In October 2000, we had an agreement in principal with the Ministry of Health of The Government of Zambia, to undertake a trial in conjunction with the Zambian Ministry of Health using the local HIV strain. Since October 2000, there has been a change in the government in Zambia and we have been advised by the Ministry of Health that we will need to submit a new proposal before we can commence any trials. We have not yet re-submitted our proposal, but we intend to re-submit a proposal and work towards re-stating our previous agreement as soon as funding is available.

         The African vaccine is expected to be manufactured from the local virus and is expected to undergo preclinical trials in order to evaluate toxicity and immunogenetic responses prior to Government approval for a human Phase I/II trial. As a general matter, the entry criteria will be somewhat different from the Russian trials, given local conditions in Africa, which has a high incidence of HIV-positive residents. Volunteers must not have any sexual partners who are HIV positive or who have AIDS, for example. The proposed vaccine will be manufactured in Africa, under the supervision and quality control of various parties within and without Africa, including laboratories in Birmingham, U.K.

         No trials are currently scheduled to take place in the United States. However, it is our intention to invite the National Institute of Health (NIH) through the offices of The Division of AIDS (DIADS) to assist in the planning and execution of the trials and monitor the trials described above. If the trials are successful, then we would hope to undertake a Phase I/II trial in the United States, within two years of the summer of 2003. There can be no assurance that we will be able to undertake such a trial in the United States, nor can the results of the trials in Russia and/or Africa and the UK be predicted.

         Ultimate Market. The proposed vaccine currently under pre-clinical trials in Russia is directed at the prominent strain found in Russia, certain parts of Europe and the Americas, while the proposed vaccine we anticipate preparing for Africa would be directed at the strain prevalent in southern Africa and in India. The ability to custom-manufacture different proposed vaccines for different strains (see the caption above: Process of Manufacture on page 18) will enhance our ability to address the worldwide market, by allowing us to design proposed vaccines targeting different strains of the HIV virus present in different areas of the world.

         Marketing. We intend to rely on third parties for the sales and marketing of our proposed vaccine. To date, we have not entered into any marketing agreements. We intend to enter into agreements for the marketing and distribution of our proposed vaccine with partners, once we have established the effectiveness of the proposed vaccine.

         Competition. We estimate that approximately 30 other companies have been engaged in research to produce an HIV vaccine. To our knowledge, most of these efforts have not produced a viable vaccine. We believe that AIDSVAX, a product produced by Vaxgen Inc, and Remune, a vaccine developed by The Immune Response Corporation have reached a Phase III trial as of this date. To our knowledge, there is at least one other vaccine that has reached a Phase II trial, and we believe there are other vaccines that are likely to commence Phase I/II trials during calendar year 2003.

         To our knowledge, our proposed vaccine is the only intracellular multi-component vaccine in development. We believe it also differs from other vaccines presently in clinical trial, in that it contains a wide representation of virus proteins in their natural configuration, but does not contain virus particles. In addition, our proposed vaccine can be easily adapted to different virus strains. It is our belief that these factors give our proposed vaccine more potential for protection, therapy, and safety.

         Patent Protection. Under our assignment of license agreement with Intracell Vaccines Limited, we hold exclusive rights to patents owned by the University of Birmingham. For a description of our obligations to the University of Birmingham under our assignment agreement see the caption below "License Agreement and Consulting Agreement." These patents describe a method of manufacture of a HIV vaccine owned by the University of Birmingham (see the caption above: Process of Manufacture on page 18). We have exclusive rights to use the patents which are protected in Australia, the Netherlands, Germany, Italy, France and Great Britain. Patents are pending in Canada and Japan. In addition, we have the right to use two United States patents owned by the University of Birmingham. The United States patents relate to a method of manufacture of a herpes vaccine. We believe that the United States patents cover all similar methods of manufacture related to the proposed HIV vaccine and will provide reasonable assistance in enforcing these patents. Because these patents cover the method of manufacture, we believe that the patents cover all strains of the HIV virus.

         The University of Birmingham also holds patent rights for a herpes vaccine in numerous other countries. It is our belief, based on the method of manufacture, that these patents would afford us some protection in certain other countries, including South Africa, South Korea, Israel, Ireland, and Austria. However, we cannot be certain that we would be afforded patent protection in these countries.

         We are currently exploring the possibility of filing new patents, based on a new method of manufacturing the vaccine. We believe this new method might give us a more economical way of manufacturing the proposed vaccine, while providing improved protection.

         License Agreement and Consulting Agreement.
         ------------------------------------------

         We entered into a license assignment agreement with Intracell Vaccines Limited, on April 6, 1999. We agreed to assume all of Intracell Vaccine's obligations under its license agreement with the University of Birmingham, and issued them 57,500 (post reverse split of July 2001) shares of our common stock, and 10,000 shares of preferred stock. We also agreed to finance the development of the proposed vaccine, and entered into an anti-dilution agreement with Intracell Vaccines, so that Intracell Vaccines and its shareholders would maintain a 60% interest in our common shares (after allowing for options), up until the time we raise $5 million in financing. The shareholders of Intracell Vaccines also received stock options under the license assignment agreement as follows:

         1. Options for 100,000 (post reverse split of July 2001) shares (exercisable at $.001 per share) when initial human trials of the proposed vaccine begin.

         2. Options for 100,000 (post reverse split of July 2001) shares (exercisable at $.001 per share) when a phase III human trial begins.

         3. Options for 100,000 (post reverse split of July 2001) shares (exercisable at $.001 per share) when the proposed vaccine receives product license by a recognized government.

         We failed to attract financing as agreed under our agreement with Intracell Vaccine Ltd, and on July 16, 2001 the Company entered into an agreement with Intracell , whereby Intracell agreed to waive its right to terminate the assignment of license agreement provided that the Company issue an additional 3,000,000 of its common shares to Intracell and 7,500,000 options to purchase shares of common stock of the Company. Such options shall vest in blocks of 2,500,000 upon the occurrence of certain events as follows:

         1. 2,500,000 options, each option to convert to common shares at an exercise price of $0.50 (fifty cents) per share when the company commences a phase I/II trial.

         2. 2,500,000 options, each option to convert to common shares at an exercise price of $1.00 (one dollar) per share when the company commences a phase III trial.

         3. 2,500,000 options, each option to convert to common shares at an exercise price of $2.00 (two dollars) per share when the company receives product license from a recognized government.

         The license agreement with the University of Birmingham that we acquired by assignment from Intracell Vaccines Limited provides for the payment of a minimum royalty to the University of Birmingham of approximately $78,000, commencing on January 1, 2002. Royalties are paid as follows:

         1. 5% of net sales in all countries where patent protection is provided;

         2. 3% of net sales in all countries where there is no patent protection;

         3. 3% of net sales for all countries for a period of 10 years after the first commercial sale in each country, with no royalty being payable thereafter.

         In addition, we, as the licensee, are responsible under the license agreement for carrying out all clinical trials of the proposed vaccine that may be required for patent and licensing purposes. We are also responsible for the maintenance of the patents. In the event we, or the University of Birmingham, make improvements to the patents, this will result in the extension of the royalty obligations for the life of the new patent. The agreement can be terminated if we fail to make the royalty payments within 60 days after notice, or if we have a receiver appointed for all or any part of our assets.

         We are currently in arrears on the payment of licensing fees due under our license agreement with The University of Birmingham. Under the license agreement, in addition to the above payments, we were required to pay minimum licensing fees of approximately $78,000 on both January 1, 2002 and January 1, 2003. We have not made these payments. We do not currently expect to be able to make these payments. Upon sixty days notice, The University of Birmingham could terminate our license agreement due to our failure to pay these fees. We have not received any such notice as of January 28, 2003.

         We have also entered into a consulting agreement with Intracell Vaccines pursuant to which Intracell Vaccines has agreed to provide us with research, process science, clinical and regulatory support, primarily by making the services of certain Intracell Vaccines personnel available to us. We reimburse Intracell Vaccines for all of its costs and expenses relating to the provision of these services. We also pay Intracell Vaccines a fee of $70,000 per quarter. We currently owe Intracell Vaccines $152,155 in outstanding consulting fees. Either party may terminate the consulting agreement upon a breach which continues uncured for more than 60 days, or upon the occurrence of bankruptcy or similar events. The term of this consulting agreement expired on May 31, 2002 but was extended on June 1, 2002, for an additional one year period.

         Due to our failure to make timely payments under either the license agreement or consulting agreement, both of these agreements may be terminated at any time upon receipt of sixty days notice. Although we have not yet received notice from either The University of Birmingham or Intracell Vaccines, there can be no assurance that either of these parties will not choose to terminate these agreements at any time. Should either party choose to terminate their agreement, it would have a substantial negative impact on us and we would, most likely, have to cease operations.

Properties

         Our administrative offices are located in Collingwood, Ontario. The office is provided as part of our consulting agreement with Intracell Vaccines Limited. We also lease approximately 600 square feet of laboratory space in Moseley, Birmingham, United Kingdom under a lease agreement that terminates in March of 2003. The laboratory space in Mosley is used for ongoing development of our proposed vaccine and quality control testing related to the testing at the Russian Federal AIDS Center. We believe that our facilities are sufficient to support our operations for at least the next six months. We do not engage in any aspects of the real estate business.

Legal Proceedings

         We are not a party or subject to any legal proceedings the outcome of which management believes would have a material adverse effect on our financial condition or results of operations.


                                   MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows

NAME                        AGE       POSITION
----                        ---       --------
Kevin W Murray              49        Chairman of the Board, President and CEO
Gordon R B Skinner          60        Director, Director of Research
Sally Del Principe          46        Director, CFO
John Palethorpe             57        Vice President


There are no individuals, other than those listed above, who make a significant contribution to our business.

Kevin W. Murray has served as our Vice President of Finance and Administration, and as a director since April of 1999 to June 2002. He was appointed our Chairman, President and Chief Executive Officer in June 2002. He has been a director of Intracell Vaccines Limited since September 1998. He is currently the CEO and president of Pipe Vision, a private corporation engaged in pipeline rehabilitation that he founded in 1991. He was a director of Woodie 1, Inc, a public investment company from April 1998 to September 1998. Mr. Murray holds a Bachelor of Accounting Science degree from The University of South Africa, and completed post-graduate studies in accountancy at The University of Cape Town, prior to gaining admission to the South African Institute of Chartered Accountants.

Dr. Gordon R.B. Skinner is the developer of our proposed vaccine. He served as our Chairman and President from April of 1999 to June 2002 and as our Director of Research since June 2002. He has been a director of Intracell Vaccines Limited since November of 1998. He is the Managing Director of Vaccine Research International, PLC, a corporation involved in the development of a staphylococcal vaccine. He is Chairman of the Vaccine Research Trust UK, and until recently was an Honorary Consultant in Infection at The University Hospital Birmingham NHS Trust, Birmingham. Dr. Skinner was a senior lecturer at the Department of Medical Microbiology at The University of Birmingham from 1976 to 1998. He received an MB ChB from the University of Glasgow in 1965, an MD (First Class Honors) from The University of Birmingham in 1975, and a DSc from The University of Birmingham in 1989. He is a Fellow of The Royal College of Obstetrics and Gynecologists, and a Fellow of The Royal College of Pathologists. Dr. Skinner developed the Skinner Herpes vaccine, and is the author of more than 100 scientific and medical publications.

Sally Del Principe has served as a director of the company since June 2001 and was appointed Chief Financial Officer in June 2002. She is a resident of United Kingdom and since 1992 has been a partner in Lupton Del Principe Associates, a private company which specializes in credit insurance brokerage. Mrs. Del Principe has spent a considerable portion of her working life in Southern Africa and will play a key role in developing the HIV/AIDS vaccine in the African continent.

John Palethorpe has served as a Vice President since April of 1999. Since 1979, Mr. Palethorpe has been the Chairman and Managing Director of Stourbridge Forklift Co. Ltd., a company that acts as an agent for the sale of Desta and Hyundai Forklifts. He is also the Chairman and managing director of the following companies: Randcrown Ltd., a property and investment company incorporated in 1979; J.Rigg Construction Ltd a property maintenance and repair company incorporated in 1979; and Tionmartin Ltd., a company that sells used forklifts and has been incorporated since 1975 and Vaccine Research International Plc, a corporation involved in the development of a Staphyloccocal vaccine. He has been involved in the financing of the development of our proposed vaccine since 1993.

There are no familial relationships between any of the Company's executive officers and directors.

         Conflicts of Interest

         Our management has other financial and business interests to which a significant amount of time is devoted which may pose conflicts of interest with regard to allocation of their time and efforts. Kevin Murray, our president, director and CEO, and Dr. Gordon Skinner, our director of research are also officers and directors and each holders of 33% of the outstanding common stock of Intracell Vaccines Limited, a company incorporated on the Isle of Mann and holder of 72.12% of our common stock and 100% of our Series A preferred stock. In addition, John Palethorpe, our vice president is also a holder of 33% of the outstanding common stock of Intracell Vaccines Limited. There can be no assurance that management will resolve all conflicts of interest in favor of HIV-VAC. Failure of management to conduct HIV-VAC's business in its best interest may result in liability of the management to HIV-VAC.

                             EXECUTIVE COMPENSATION

         Through  the  date  hereof,   our  executive   officers  have  received
compensation from us as follows:

                         Annual Compensation           Long Term Compensation
                         -------------------           ----------------------
                                                             Stock Awards and
Name and Position       Fiscal Year   Salary         Bonus   Other Compensation
Kevin Murray                2000      $  -           $  -    $  -
Chairman and CEO            2001      $  -           $  -    $  -
                            2002      $  -           $  -    $ 20,000(1)

Dr. Gordon Skinner          2000      $  -           $  -    $  -
Director, Director of       2001      $  -           $  -    $  -
Research                    2002      $  -           $  -    $ 20,000(1)

Sally Del Principe          2000      $  -           $  -    $  -
Director and CFO            2001      $  -           $  -    $  -
                            2002      $  -           $  -    $ 10,000(2)

John Palethorpe             2000      $  -           $  -    $  -
Vice President              2001      $  -           $  -    $  -
                            2002      $  -           $  -    $ 10,000(2)
         -----------------------
         (1)Represents the issuance of 100,000 shares of our common stock at $0.20 per share.
         (2)Represents the issuance of 50,000 shares of our common stock at $0.20 per share.

         No cash, fees or other consideration has been paid to our directors through the date hereof.

         There are no employment contracts in effect with any of our officers or directors, nor are there any agreements or understandings with such persons regarding termination of employment or change-in-control arrangements.

         As noted above under the caption License Agreement and Consulting Agreement on page 20, we have a consulting agreement with Intracell Vaccines Limited. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors.

         Although our executives do not receive any cash compensation from us, Messrs. Skinner, Murray and Palethorpe have received the following compensation from Intracell Vaccines Limited for services that Intracell has provided to HIV-VAC:

Name                                                   Year      Compensation
----                                                   ----      ------------
Kevin W. Murray,                                       2000      $20,000
CEO and Director of Intracell Vaccines Limited         2001      $     -
                                                       2002      $     -

Dr. Gordon Skinner,                                    2000      $20,000
Director of Intracell Vaccines Limited                 2001      $     -
                                                       2002      $     -

John Palethorpe,                                       2000      $10,000
Consultant to Intracell Vaccines Limited               2001      $     -
                                                       2002      $     -


         The executives receive other compensation from Intracell for services un-related to HIV-VAC. Such compensation is not reflected in the table above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following chart sets forth certain information with respect to the beneficial ownership of the common stock and the Series A preferred stock of the Company as of January 28, 2003 for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's common stock (except for Tradebay Investments, Ltd and Trinity Funding, Inc.), (ii) each of the
Company's  directors,  (iii)  each of the  Company's  Named  Executive  Officers
(defined below), and (iv) all directors and executive officers as a group. As of January 28, 2003, the Company had 9,266,669 shares of common stock outstanding and 10,000 Series A preferred shares outstanding.

                                                                                      Percentage
Name and Address                    Title of Class                  # of shares       of Class
----------------                    --------------                  -----------       --------
Kevin W. Murray                     Common Stock                    2,445,098(1)       26.39%
12 Harben Court
Collingwood, Ontario Canada         Series A Preferred Stock            3,333(2)       33.33%
L9Y 4L8

Gordon Skinner                      Common Stock                    2,445,098(1)       26.39%
Harborough Banks
Old Lapworth Rd                     Series A Preferred Stock            3,333(2)       33.33%
Solihill B94 6Ld
United Kingdom

John Palethorpe                     Common Stock                    2,445,098(1)       26.39%
Knoll Hill
Belbroughton Road                   Series A Preferred Stock            3,333(2)       33.33%
Blakedown, Kidderminster
9YLD 3LN
United Kingdom

Sally Del Principe                  Common Stock                      100,000           1.08%
Sunny Bank House
32 Moorhall Lane
Stourport on Severn
Worcestershire
DY13 8RB
United Kingdom

Directors and Officers              Common Stock                    7,435,294(1)       80.23%
as a Group                          Series A Preferred Stock           10,000(2)         100%

Intracell Vaccines Limited (3)      Common Stock                    6,683,244          72.12%
                                    Series A Preferred Stock           10,000(2)         100%


-------------------------------------------
(1) The shares of common stock are owned both directly and through the executives' indirect shareholdings in Intracell Vaccines Limited.
(2) The shares of Series A preferred stock are owned both directly and through the executives' shareholdings in Intracell Vaccines Limited. Each share of Series A preferred stock entitles the holder to 3,000 votes at a shareholder's meeting.
(3) All of the outstanding shares of Intracell Vaccines Limited are owned equally by Dr. Gordon Skinner, Kevin Murray and John Palethorpe.

                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 500,000,000 common shares, par value $0.001 per share. As of January 28, 2003, there were 9,266,669 common shares outstanding.

         The holders of common shares are entitled to dividends in cash, property or shares as and when declared by the board of directors out of legally available funds, to one vote per share at meetings of securityholders and, upon liquidation, to receive such assets as are distributable to the holders of the shares. Upon any liquidation, dissolution or winding up of our business, the remaining assets, if any, after payment or provision for payment of all debts, obligations or liabilities, shall be distributed to the holders of shares. There are no pre-emptive rights or conversion rights attached to the shares. There are also no redemption or purchase for cancellation or surrender provisions, sinking or purchase fund provisions, or any provisions as to modification, amendment or variation of any such rights or provisions attached to the shares of HIV-VAC.

Preferred Stock and Convertible Securities

         Our Certificate of Incorporation, as amended, authorizes us to issue 10,000,000 shares of preferred stock, in one or more classes or series, without the approval of our shareholders. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Other than the common stock and preferred stock, we are not authorized to issue any other class of capital stock.

         Series A Preferred Stock

         We are authorized to issue up to ten thousand (10,000) shares of Series A preferred stock, par value $.01 per share. As of January 28, 2003, there are 10,000 shares of Series A preferred stock, all of which are owned equally by Kevin Murray, Dr. Gordon Skinner and John Palethorpe both directly and through their respective shareholdings in Intracell Vaccines Limited. Each shares of Series A Preferred Stock entitled the holder to 3,000 votes at a shareholder's meeting.

         Series B Preferred Stock

         We are authorized to issue up to one million (1,000,000) shares of the Series B preferred stock, par value $.01 per share. There are no voting rights applicable to the shares of Series B preferred stock. As of January 28, 2003, there are 300,000 shares of Series B preferred stock outstanding, all of which are held by Tradebay Investments, Ltd.

         Each share of Series B preferred  stock shall be  convertible  into ten
(10)  shares of our common  stock at a price per share  equal to the greater of:
(a) a 35% discount from the closing bid price of our common stock on the OTC Bulletin Board on the date of the issuance of the Series B preferred stock, or
(ii) a 35% discount from the average of the lowest three closing bid prices during the three (3) trading days immediately prior to the conversion, or (iii) $0.50 per share.

         Warrants

         On July 29, 2002, as part of a private unit offering, 3,000,000 warrants were sold to Tradebay Investments, Ltd. as part of a unit, where each warrant entitles the holder to acquire one (1) common share at a price of $1.50 per share until December 31, 2003.

         Options

         On September 2, 2002, we entered into an agreement with Trinity Funding, Inc., whereby we agreed to issue to Trinity, options to purchase 800,000 shares of our common stock at an exercise price per share equal to the greater of: (a) a 35% discount from the average closing bid price of the Common Stock on the OTC Bulletin Board during the twenty (20) trading days immediately prior to exercise of the Option, or (b) $0.50 per share. The shares subject to the option may be purchased by Trinity Funding, in whole or in part, at any time prior to December 31, 2003.

         As of January 28, 2003, we have other options outstanding that entitle Intracell Vaccines Limited and its shareholders to purchase shares of our common stock. The terms of these options are fully described in the Business section on page 20-21 of this Prospectus.


                              CERTAIN TRANSACTIONS

         As noted above in more detail under the caption License Agreement and Consulting Agreement on page 20, we have a consulting agreement with Intracell Vaccines Limited. Kevin Murray, our president, director and CEO, and Dr. Gordon Skinner, our director of research are also officers and directors and each holders of 33.3% of the outstanding common stock of Intracell Vaccines Limited, a company incorporated on the Isle of Mann and holder of 72.12% of our common stock and 100% of our Series A preferred stock. In addition, John Palethorpe, our vice president is also a holder of 33.3% of the outstanding common stock of Intracell Vaccines Limited. The Consulting Agreement, which is described under such caption, provides for reimbursement of certain expenses and payment to Intracell Vaccines of a fee of $70,000 per quarter.

         As further noted above in more detail under the caption License Agreement and Consulting Agreement, we acquired the rights to our proposed vaccine from Intracell Vaccines Limited for consideration consisting of common and preferred securities. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors.

         On August 3, 2002, we sold 100,000 shares of our common stock to John Palethorpe at $0.20 per share in reliance upon the exemption provided by Section 4(2) and Regulation D, Rule 506.

         On August 7, 2002, the Company issued 2,272,727 shares of common stock to Intracell Vaccines Limited under a settlement of debt agreement valued at $500,000 in reliance upon the exemption provided by Section 4(2) of the Act.

         On August 30, 2002, the Company issued 1,323,529 shares of common stock to Intracell Vaccines Limited under a settlement of debt agreement valued at $500,000 in reliance upon the exemption provided by Section 4(2) of the Act.


                              SELLING SHAREHOLDERS

         The table below sets forth information, as of January 28, 2003, regarding the beneficial ownership of the shares of common stock by the selling shareholders including common shares issuable to the selling shareholders upon exercise of the warrants and options, as indicated. These securities were issued in private transactions that were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and Rule 506 of the Act.


         Information with respect to share ownership of the selling shareholders have been provided by the selling shareholders. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling shareholders or its transferees. As a result of their purchase of common shares being registered hereby and warrants and options, the underlying common shares of which are being registered hereby, both Tradebay Investments, Ltd. and Trinity Funding, Inc. became principal shareholders of HIV-VAC. All of the shares are being offered pursuant to registration rights HIV-VAC granted to Tradebay Investments and Trinity Funding.

                                Number of Shares of Common
                                 Stock Beneficially Owned      Shares Being
Selling Shareholder                Prior to the Offering         Offered        Owned After Offering
                                                                                Number of  Percent of
                                                                                 Shares   Outstanding
                                                                                             Shares
Tradebay Investments Ltd.(1)                                                        0*          0
                                       6,000,000(2)             6,000,000
Trinity Funding, Inc.(3)                                                            0*          0
                                        800,000(4)               800,000


* Assumes all of the shares of common stock registered in this prospectus are sold.

(1)Rosemary Hunter is the sole Officer and Director of Tradebay Investments Ltd.
(2) Consists of 3,000,000 common shares issuable upon the conversion of Series B preferred stock held by Tradebay Investments and 3,000,000 common shares issuable upon exercise of warrants held by Tradebay Investments.
(3) William Sears is the sole Officer and Director of Trinity Funding, Inc.
(4) Consists of 800,000 common shares issuable upon the exercise of options held by Trinity Funding.


                              PLAN OF DISTRIBUTION

         We are registering the common shares offered under this prospectus on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, distributees, transferees or other successors in interest selling shares received from the selling shareholders after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, broker-dealers, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares by the selling shareholders will be borne by the selling shareholders. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

         The shares owned by the selling shareholders may be sold from time to time by the selling shareholders. Sales of shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options or other hedging transactions relating to the shares, by pledge to secure debts and other obligations or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealers that act in connection with sales of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to it.

         The selling shareholders also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, provided that the selling shareholders meet the criteria and conforms to the requirements of that Rule.

         Upon being notified by the selling shareholders that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of the selling stockholder and the participating broker-dealers;
         o   the number of shares  involved;  the price at which the shares were sold;
         o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;
         o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         o   other facts material to the transaction.


                        CHANGES IN CERTIFYING ACCOUNTANT

         On September 11, 2002 we dismissed DiRocco and Dombrow, PA as our independent accountant. The report of DiRocco and Dombrow, PA on the consolidated financial statements for the fiscal years ended September 30, 2001 and September 30, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. Our Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the fiscal years ended September 30, 2001 and September 30, 2000, respectively, and during the subsequent interim period from January 1, 2002 through the date of dismissal, there were no disagreements with DiRocco and Dombrow, PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of DiRocco and Dombrow, PA would have caused them to make reference thereto in their report on the consolidated financial statements for such years. We retained SF Partnership LLP as our new independent accountants as of September 11, 2002. We authorized SF Partnership LLP to respond to any and all inquiries of the successor accountant.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our certificate of incorporation provides for indemnification of directors as follows:

"As fully as possible under the laws of The State of Nevada as they now exist and as they may from time to time be revised, The Corporation intends that its directors be protected from legal action by stockholders or other persons (natural or otherwise) on account of service as directors of the corporation, Persona Records Inc.(renamed HIV-VAC, Inc.). A director shall not be liable for damages for actions of The Corporation to stockholders or to any other person (natural or otherwise) unless such director engaged in personal fraud directly affecting such action or actions of the Corporation."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                  HIV-VAC, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

        AND FROM INCEPTION (JANUARY 10, 1997) THROUGH SEPTEMBER 30, 2002






                                    CONTENTS

Independent Auditors' Report                                             F-1

Balance Sheets                                                           F-2

Statements of Operations                                                 F-3

Statements of Changes in Stockholders' Equity (Deficit)            F-4 - F-5

Statements of Cash Flows                                                 F-6

Notes to Financial Statements                                     F-8 - F-20

                                AUDITORS' REPORT


To the Stockholders of
HIV-VAC, Inc.


         We have audited the balance sheet of HIV-VAC, Inc. (a development stage company) as at September 30, 2002 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HIV-VAC, Inc. as at September 30, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has incurred losses since inception and has negative working capital and cash flows from operations. In addition, the Company has defaulted on payments for critical licensing and consulting agreements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from these plans.


                                                       "SF Partnership, LLP"

Toronto, Canada                                        CHARTERED ACCOUNTANTS
November 6, 2002


HIV-VAC, INC.
(A Development Stage Company)
Balance Sheets
September 30, 2002 and 2001
                                                                                      (Note 15)
                                                                          2002           2001
                                     ASSETS
Current
    Cash and equivalents                                              $    18,577    $    41,427
    Prepaid and sundry assets                                              18,056           --
                                                                      -----------    -----------

Total Current Assets                                                       36,633         41,427

Furniture and Equipment, Net (note 2)                                      25,834         35,034

Other Assets
    Intangible assets, net (note 3)                                       159,657        186,519
                                                                      -----------    -----------

Total Assets                                                          $   222,124    $   262,980
                                                                      ===========    ===========


                                 LIABILITIES AND
                              STOCKHOLDERS' DEFICIT
Current Liabilities
    Notes payable (note 11)                                           $      --      $   140,000
    Accounts payable                                                      319,024         39,838
    Related parties                                                       135,999        521,514
                                                                      -----------    -----------

Total Current Liabilities                                                 455,023        701,352
                                                                      -----------    -----------

Stockholders' Deficit

    Preferred stock, $0.01 par value; 10,000,000 shares authorized
         Series A, non-preferential; 10,000 issued and outstanding            100            100
         Series B, convertible, non-preferential; 1,000,000 shares
         issued and outstanding                                            10,000         10,000

    Common stock, $0.001 par value; 500,000,000 shares authorized
         7,816,669 (2002),  3,470,413 (2001) shares issued and
         outstanding, respectively                                          7,817          3,470

    Additional paid in capital                                          6,138,041      5,110,888

    Deficit accumulated during the development stage                   (6,371,821)    (5,553,853)

    Treasury stock, at cost; 101,600 common stock and 700,000
       convertible series B preferred stock                                (8,767)        (1,767)

    Accumulated other comprehensive loss                                   (8,269)        (7,210)
                                                                      -----------    -----------

Total Stockholders' Deficit                                              (232,899)      (438,372)
                                                                      -----------    -----------

Total Liabilities and Stockholders' Deficit                           $   222,124    $   262,980
                                                                      ===========    ===========



APPROVED ON BEHALF OF THE BOARD


         "Kevin Murray"                               "Sally Del Princepe"
----------------------------------             ---------------------------------
           Director                                        Director


HIV-VAC, INC.
(A Development Stage Company)
Statements of Operations
Years Ended September 30, 2002, 2001 and 2000 and for the Period from January 10, 1997 (Inception) to September 30, 2002




                                         January 10,
                                                1997
                                      (Inception) to
                                       September 30,
                                                                         (Note 15)      (Note 15)
                                                2002           2002           2001           2000
Expenses
    Research and development costs       $ 1,309,340    $   354,195    $   368,484    $   437,883
    General and administrative               587,153        340,439         89,498        142,521
    Legal fees                             1,447,566         28,217         30,000      1,383,519
    Licensing fees                           635,500           --             --          635,500
    Patent fees                            1,574,572         59,413      1,503,800          6,105
    Depreciation and amortization            105,153         36,063         36,062         25,321
    Loss from disposal of assets              30,195           --             --             --
                                         -----------    -----------    -----------    -----------

                                           5,689,479        818,327      2,027,844      2,630,849
                                         -----------    -----------    -----------    -----------

Loss from Operations                      (5,689,479)      (818,327)    (2,027,844)    (2,630,849)
                                         -----------    -----------    -----------    -----------

Other Income (Expense)
    Other expenses                          (243,935)          --             --             --
    Other income                               3,774            359            998          2,417
                                         -----------    -----------    -----------    -----------

Total Other Income (Expense)                (240,161)           359            998          2,417
                                         -----------    -----------    -----------    -----------

Loss from Continuing Operations           (5,929,640)      (817,968)    (2,026,846)    (2,628,432)

Loss from Discontinued Operations           (432,181)          --             --             --
                                         -----------    -----------    -----------    -----------

 Net loss                                $(6,361,821)   $  (817,968)   $(2,026,846)   $(2,628,432)
                                         ===========    ===========    ===========    ===========


Loss per weighted average number of
shares outstanding - basic and diluted                  $     (0.19)   $     (1.48)   $     (6.98)
                                                        ===========    ===========    ===========


Weighted average number of shares
outstanding - basic and diluted                           4,247,788      1,375,000        376,348
                                                        ===========    ===========    ===========



HIV-VAC, INC.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
Period from January 10, 1997 (Inception) to  September 30, 2002




                                                                 Preferred Stock
                                              -----------------------------------------------------
                                                       Series A                    Series B                   Common Stock
                                              -------------------------   -------------------------   --------------------------
                                                 Shares        Amount        Shares        Amount        Shares         Amount
                                              -----------   -----------   -----------   -----------   -----------    -----------
Issuance of shares to founders                       --     $      --            --     $      --       5,080,000    $       508
Net loss                                             --            --            --            --            --             --
Merger with Nouveaux Corporation                     --            --            --            --       3,895,126            390
Additional investment by stockholders                --            --            --            --            --             --
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 1998                         --            --            --            --       8,975,126            898
Reverse split of common stock 1:50                   --            --            --            --      (8,795,454)          (719)
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance after split dated March 8, 1999              --            --            --            --         179,672            179
Net loss                                             --            --            --            --            --             --
Issuance of common stock under 504 offering          --            --            --            --      20,000,000         20,000
Issuance of common stock under 504 offering          --            --            --            --       9,241,600          9,242
Officers' compensation capitalized                   --            --            --            --            --             --
Issuance of common and series A preferred
 stock for license agreement                       10,000           100          --            --       5,750,000          5,750
Purchase of treasury stock                           --            --            --            --            --             --
Issuance of common stock                             --            --            --            --          40,000             40
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 1999                       10,000           100          --            --      35,211,272         35,211

Comprehensive loss
Net loss                                             --            --            --            --            --             --
Other comprehensive loss
  Foreign currency translation
    adjustment                                       --            --            --            --            --             --

Comprehensive loss                                   --            --            --            --            --             --
Shares issued - acquisition of Lifeplan              --            --            --            --         100,000            100
Forgiveness of stockholder debt                      --            --            --            --            --             --
Issuance of common stock                             --            --            --            --         454,545            455
Shares issued for license                            --            --            --            --       3,123,583          3,124
Issuance of common stock                             --            --            --            --          73,348             73
Shares issued for services                           --            --            --            --       6,000,000          6,000
Issuance of common stock                             --            --            --            --         459,770            460
Subscription received                                --            --            --            --            --             --
Issuance of common stock                             --            --            --            --         459,770            460
Issuance of common stock                             --            --            --            --         634,920            635
Officers' compensation capitalized                   --            --            --            --            --             --
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2000                       10,000   $       100          --     $      --      46,517,208    $    46,518
                                              ===========   ===========   ===========   ===========   ===========    ===========

                                                                                         Accumulated
                                                             Additional                     Other                        Total
                                                Treasury      Paid in     Subscription  Comprehensive   Accumulated   Stockholders'
                                                 Stock        Capital     Receivable    Income (loss)     Deficit        Equity
                                              -----------   -----------   -----------   -------------   -----------   ------------

Issuance of shares to founders                $      --     $      --     $      --      $      --      $      --      $       508
Net loss                                             --            --            --             --         (432,181)      (432,181)
Merger with Nouveaux Corporation                     --         350,069          --             --         (243,934)       106,525
Additional investment by stockholders                --         342,108          --             --             --          342,108
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 1998                         --         692,177          --             --         (676,115)        16,960
Reverse split of common stock 1:50                   --             719          --             --             --             --
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance after split dated March 8, 1999              --         692,896          --             --         (676,115)        16,960
Net loss                                             --            --            --             --         (212,460)      (212,460)
Issuance of common stock under 504 offering          --          80,000          --             --             --          100,000
Issuance of common stock under 504 offering          --         130,758      (140,000)          --             --             --
Officers' compensation capitalized                   --          15,000          --             --             --           15,000
Issuance of common and series A preferred
 stock for license agreement                         --          94,150          --             --             --          100,000
Purchase of treasury stock                         (1,767)         --            --             --             --           (1,767)
Issuance of common stock                             --           5,001          --             --             --            5,041
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 1999                       (1,767)    1,017,805      (140,000)          --         (888,575)        22,774
                                                                                                                       -----------
Comprehensive loss
Net loss                                             --            --            --             --       (2,628,432)    (2,628,432)
Other comprehensive loss
  Foreign currency translation
    adjustment                                       --            --            --           (9,240)          --           (9,240)
                                                                                                                       -----------
Comprehensive loss                                   --            --            --             --             --       (2,637,672)
Shares issued - acquisition of Lifeplan              --          49,900          --             --             --           50,000
Forgiveness of stockholder debt                      --           7,227          --             --             --            7,227
Issuance of common stock                             --          99,535          --             --             --           99,990
Shares issued for license                            --         632,376          --             --             --          635,500
Issuance of common stock                             --          23,582          --             --             --           23,655
Shares issued for services                           --       1,344,000          --             --             --        1,350,000
Issuance of common stock                             --          99,530          --             --             --           99,990
Subscription received                                --            --         140,000           --             --          140,000
Issuance of common stock                             --          99,530          --             --             --           99,990
Issuance of common stock                             --          99,355          --             --             --           99,990
Officers' compensation capitalized                   --          25,000          --             --             --           25,000
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 2000                  $    (1,767)  $ 3,497,840   $      --      $    (9,240)   $(3,517,007)   $    16,444
                                              ===========   ===========   ===========    ===========    ===========    ===========



                                       F-4

HIV-VAC, INC.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
Period from January 10, 1997 (Inception) to  September 30, 2002
(Continued)


                                                                 Preferred Stock
                                              -----------------------------------------------------
                                                       Series A                    Series B                   Common Stock
                                              -------------------------   -------------------------   --------------------------
                                                 Shares        Amount        Shares        Amount        Shares         Amount
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2000                       10,000   $       100          --     $      --      46,517,208    $    46,518
Shares issued for services                           --            --            --            --         500,000            500
Reverse split of common stock 1:100                  --            --            --            --     (46,546,795)       (46,548)
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance after reverse split                        10,000           100          --            --         470,413            470
                                              -----------   -----------   -----------   -----------   -----------    -----------

Comprehensive loss
Net loss                                             --            --            --            --            --             --
Other comprehensive loss:
  Foreign currency transaction adjustment            --            --            --            --            --             --

Comprehensive loss                                   --            --            --            --            --             --
Issuance of common  for license                      --            --            --            --       3,000,000          3,000
Issuance of  series B preferred stock                --            --       1,000,000        10,000          --             --
Officers' compensation capitalized                   --            --            --            --            --             --
Dividends - preferred B stock                        --            --            --            --            --             --
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2001                       10,000   $       100     1,000,000   $    10,000     3,470,413    $     3,470
                                              ===========   ===========   ===========   ===========   ===========    ===========

Balance - September 30, 2001                       10,000   $       100     1,000,000   $    10,000     3,470,413    $     3,470
Net loss for year ended September 30, 2002           --            --            --            --            --             --
Purchase of Treasury Stock                           --            --            --            --            --             --
Other comprehensive loss                             --            --            --            --            --             --
Officers compensation capitalized                    --            --            --            --            --             --
Shares issued for services                           --            --            --            --         150,000            150
Shares issued for services                           --            --            --            --         200,000            200
Shares issued to directors and officers              --            --            --            --         300,000            300
Sale of treasury stock                               --            --            --            --            --             --
Shares issued to officer for cash                    --            --            --            --         100,000            100
Shares issued to Intracell for debt                  --            --            --            --       2,272,727          2,273
Shares issued to Intracell for debt                  --            --            --            --       1,323,529          1,324
Convert Note for Options                             --            --            --            --            --             --
                                              -----------   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2002                       10,000   $       100     1,000,000   $    10,000     7,816,669    $     7,817
                                              ===========   ===========   ===========   ===========   ===========    ===========

                                                                                         Accumulated
                                                             Additional                     Other                        Total
                                                Treasury      Paid in     Subscription  Comprehensive   Accumulated   Stockholders'
                                                 Stock        Capital     Receivable    Income (loss)     Deficit        Equity
                                              -----------   -----------   -----------   -------------   -----------   ------------

Balance - September 30, 2000                  $    (1,767)  $ 3,497,840   $      --      $    (9,240)   $(3,517,007)   $    16,444
Shares issued for services                           --          19,500          --             --             --           20,000
Reverse split of common stock 1:100                  --          46,548          --             --             --             --
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance after reverse split                        (1,767)    3,563,888          --           (9,240)    (3,517,007)        36,444
                                              -----------   -----------   -----------    -----------    -----------    -----------

Comprehensive loss
Net loss                                             --            --            --             --       (2,026,846)    (2,026,846)
Other comprehensive loss:
  Foreign currency transaction adjustment            --            --            --            2,030           --            2,030
                                                                                                                       -----------
Comprehensive loss                                   --            --            --             --             --       (2,024,816)
Issuance of common  for license                      --       1,497,000          --             --             --        1,500,000
Issuance of  series B preferred stock                --          10,000          --             --             --           20,000
Officers' compensation capitalized                   --          40,000          --             --             --           40,000
Dividends - preferred B stock                        --            --            --             --          (10,000)       (10,000)
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 2001                  $    (1,767)  $ 5,110,888   $      --      $    (7,210)   $(5,553,853)   $  (438,372)
                                              ===========   ===========   ===========    ===========    ===========    ===========

Balance - September 30, 2001                  $    (1,767)  $ 5,110,888   $      --      $    (7,210)   $(5,553,853)   $  (438,372)
Net loss for year ended September 30, 2002           --            --            --             --         (817,968)      (809,534)
Purchase of Treasury Stock                        (10,000)         --            --             --             --          (10,000)
Other comprehensive loss                             --            --            --           (1,059)          --           (1,059)
Officers compensation capitalized                    --          20,000          --             --             --           20,000
Shares issued for services                           --          22,350          --             --             --           22,500
Shares issued for services                           --          31,800          --             --             --           32,000
Shares issued to directors and officers              --          59,700          --             --             --           60,000
Sale of treasury stock                              3,000        12,000          --             --             --           15,000
Shares issued to officer for cash                    --          19,900          --             --             --           20,000
Shares issued to Intracell for debt                  --         497,727          --             --             --          500,000
Shares issued to Intracell for debt                  --         223,676          --             --             --          225,000
Convert Note for Options                             --         140,000          --             --             --          140,000
                                              -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 2002                  $    (8,767)  $ 6,138,041   $      --      $    (8,269)   $(6,371,821)   $  (224,465)
                                              ===========   ===========   ===========    ===========    ===========    ===========



HIV-VAC, INC.
(A Development Stage Company)
Statements of Cash Flows
Years Ended September 30, 2002, 2001 and 2000 and for the Period from January 10, 1997 (Inception) to September 30, 2002

                                                     January 10,
                                                            1997
                                                  (inception) to
                                                   September 30,
                                                                                     (Note 15)      (Note 15)
                                                            2002           2002           2001           2000
Cash Flows from Operating Activities
    Net loss                                        $(6,361,821)   $  (817,968)   $(2,026,846)   $(2,628,432)
    Adjustments to reconcile net loss to net
       cash used in operating activities
       Amortization and depreciation                    105,153         36,063         36,062         25,321
       Officers' compensation capitalized               100,000         20,000         40,000         25,000
       Other expenses relating to Noveaux
         acquisition                                    243,934           --             --             --
       Issuance of stock for services                 1,424,500         54,500         20,000      1,350,000
       Issuance of stock for licensing fees             635,500           --             --          635,500
       Issuance of stock to directors and
         officers' compensation                          60,000         60,000           --             --
       Issuance of option for note payable,
         current                                        140,000        140,000           --             --
       Issuance of stock for fees and current
         debt                                           725,000        725,000           --             --
       Issuance of stock for patent fees              1,500,000           --        1,500,000           --
       Income (loss) from foreign currency
         transaction                                     (8,270)        (1,060)         2,030         (9,240)
       Decrease (increase) in note receivable              --             --            3,553         (3,553)
       Decrease in notes payable                       (140,000)      (140,000)          --             --
       Increase in prepaid expenses                     (18,055)       (18,055)          --             --
       Increase (decrease) in accrued liabilities       441,547       (106,330)       306,340        104,595
                                                    -----------    -----------    -----------    -----------
                                                     (1,152,512)       (47,850)      (118,861)      (500,809)
                                                    -----------    -----------    -----------    -----------
Cash Flows from Investing Activities
    Purchase of patent rights                           (85,000)          --             --             --
    Purchase of furniture and equipment                 (48,416)          --             (920)       (47,496)
    Purchase of treasury stock                          (11,767)       (10,000)          --             --
    Cash required in acquisition                        120,272           --             --              272
                                                    -----------    -----------    -----------    -----------
                                                        (24,911)       (10,000)          (920)       (47,224)
                                                    -----------    -----------    -----------    -----------

CashFlows from Financing Activities
    Proceeds from issue of preferred stock
       series B                                          10,000           --           10,000           --
    Proceeds from issuance of common stock              689,164         20,000           --          423,615
    Proceeds from notes payable                         140,000           --             --          125,000
    Proceeds from sale of treasury stock and
       warrants                                          15,000         15,000           --             --
    Subscription receivable                                --             --             --          140,000
    Payment of stockholder's loan                          (272)          --             --             (272)
    Proceeds from additional paid in capital            342,108           --             --             --
                                                    -----------    -----------    -----------    -----------
                                                      1,196,000         35,000         10,000        688,343
                                                    -----------    -----------    -----------    -----------


                                       F-6


Net Increase (Decrease) in Cash                          18,577        (22,850)      (109,781)       140,310

Cash - beginning of  year                                  --           41,427        151,208         10,898
                                                    -----------    -----------    -----------    -----------

Cash - end of year                                  $    18,577    $    18,577    $    41,427    $   151,208
                                                    ===========    ===========    ===========    ===========



HIV-VAC, INC.
(A Development Stage Company)
Statements of Cash Flows (Continued)
Years Ended September 30, 2002, 2001 and 2000 and for the Period from January 10, 1997 (Inception) to September 30, 2002



                                                    January 10
                                                          1997
                                                (Inception) to
                                                 September 30,
                                                                                   (Note 15)      (Note 15)
                                                          2002           2002           2001           2000
Supplemental Disclosure of Cash Flow Information

Non Cash Transactions:
    Capitalized officers' compensation            $    100,000   $     20,000   $     40,000   $     25,000
                                                  ============   ============   ============   ============
    Issuance of common shares for Noveaux
       merger                                     $    106,525   $       --     $       --     $       --
                                                  ============   ============   ============   ============
    Issuance of common shares for license         $    735,500   $       --     $       --     $    635,500
                                                  ============   ============   ============   ============
    Issuance of common shares for patent fees     $  1,500,000   $       --     $  1,500,000   $       --
                                                  ============   ============   ============   ============
    Issuance of common shares for Lifeplan
       merger                                     $     50,000   $       --     $       --     $     50,000
                                                  ============   ============   ============   ============
    Issuance of common shares for services        $  1,424,500   $     54,500   $     20,000   $  1,350,000
                                                  ============   ============   ============   ============
    Issuance of stock to directors and officers   $     60,000   $     60,000   $       --     $       --
                                                  ============   ============   ============   ============
    Issuance of options for note                  $    140,000   $    140,000   $       --     $       --
                                                  ============   ============   ============   ============
    Issuance of stock for debt                    $    725,000   $    725,000   $       --     $       --
                                                  ============   ============   ============   ============
    Preferred B stock dividend                    $     10,000   $       --     $     10,000   $       --
                                                  ============   ============   ============   ============
    Forgiveness of stockholder debt               $      7,227   $       --     $       --     $      7,227
                                                  ============   ============   ============   ============


HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



1.    Operations and Summary of Significant Accounting Policies

      Operations

      HIV-VAC, Inc. (the "Company"), formerly known as Personna Records, Inc., was incorporated on January 10, 1997 in the State of Nevada. Personna Records formerly known as Sonic Records, Inc. was engaged in the production and distribution of musical records. In April 1998, Personna became the surviving corporation after a merger with Nouveaux Corporation.

      The Company is currently engaged in the research and development of a vaccine to combat the HIV virus. The Company will operate under the exclusive worldwide license of Intracell Vaccines Limited, in the development and distribution of the vaccine. The Company's headquarters are located in Ontario, Canada and the research facility is located in Birmingham, United Kingdom.

      Summary of Significant Accounting Policies

      a)    Going Concern

            The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative working capital and cash flows from operations that raise substantial doubt as to its ability to continue as a going concern. For the years ended September 30, 2002, 2001 and 2000, the Company experienced net losses of $817,968, $2,026,846, and $2,628,432 respectively.

            The Company also failed to make payments under the licensing agreement with The University of Birmingham (as disclosed in Note 8
            (f)) and under a consulting agreement entered into with Intracell Vaccines (as disclosed in Note 8 (g)). As a result, both of these agreements may be terminated at any time upon receipt of sixty days notice. Although the Company had not received notice from either The University of Birmingham or Intracell Vaccines, there is no assurance that either of these parties will not choose to terminate these agreements at any time. Should either party choose to terminate their agreement, it would have a substantial negative impact on the Company and the Company would, most likely, have to cease operations.

            The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, initiating sale of its product, and attaining profitable operations.

            Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

            The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



1.    Operations and Summary of Significant Accounting Policies (cont'd)

      b)    Use of Estimates

            The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      c)    Cash Equivalents

            The  Company  treats  all  short-term   investments   with  original
            maturities of three months or less to be cash equivalents.

      d)    Furniture and Equipment

            Furniture and equipment are stated at cost. Major renewals and betterments are capitalized while maintenance and repairs, which do not extend the lives of the respective assets, are expensed when incurred. Depreciation is computed over the estimated useful lives of the assets using accelerated methods.

            Useful lives for furniture and equipment are as follows:

                   Office equipment       5 years          Straight line
                   Furniture              7 years          Straight line

            The cost and accumulated depreciation for furniture and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and any resulting gains or losses are reflected in income.

      e)    Intangible Assets

            Intangible   assets   consist  of  licensing   rights  and  goodwill
            associated with the acquisition of Lifeplan.

            The licensing rights are being amortized over the remaining estimated useful life of 12 years commencing April 1999 using the straight-line method of accounting, while goodwill is being amortized over a five year period.

            Accumulated amortization at September 30, 2002 and 2001 was as follows:
                                                                      (Note 15)

                                                               2002        2001

            License                                       $  53,957   $  38,540
            Goodwill                                         28,615      17,169
                                                          ---------   ---------

                                                          $  82,572   $  55,709
                                                          =========   =========

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



1.    Operations and Summary of Significant Accounting Policies (cont'd)

      f)    Long-Lived Assets

            The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. As described in Note 1(a), the long-lived assets have been valued on a going concern basis. However, substantial doubt exists as to the ability of the Company to continue as a going concern. If the Company ceases operations, the asset values may be materially impaired.

      g)    Financial Instruments

            The carrying amounts reported on the balance sheets for cash and equivalents, notes receivable, accounts payable, and other accrued liabilities approximate their fair values.

      h)    Income Taxes

            Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

      i)    Translation of Foreign Currency

            The activity of the Company's foreign offices are translated in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates prevailing throughout the year. Realized gains and losses from foreign currency translations are included in other comprehensive income for the period.

      j)    Loss Per Share

            Basic loss per share, which does not include any dilutive securities, is computed by dividing the loss available to common stockholders by the weighted average number of common shares outstanding during the period. See Note (4). In contrast, diluted loss per share considers the potential dilution that could occur from other financial instruments that would increase the total number of outstanding shares of common stock. Potentially dilutive securities, however, have not been included in the diluted loss per share computation because their effect is anti-dilutive.


HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



1.    Operations and Summary of Significant Accounting Policies (cont'd)

      k)    Recent Accounting Pronouncements

            In June 2001, the FASB issued SFAS No. 141, "Business Combinations" under which all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting. The Company adopted SFAS No. 141 on July 1, 2001 and the adoption did not have an effect on the Company's financial position or results of operations.

            In June 2001,  the FASB  issued SFAS No.  142,  "Goodwill  and Other
            Intangible Assets". SFAS No. 142 changes the accounting for goodwill
            from  an  amortization   method  to  an  impairment-only   approach.
            Amortization  of  goodwill,  including  goodwill  recorded  in  past business  combinations,  will cease upon adoption of this statement.
            The  Company is  required to  implement  the SFAS No. 142  effective
            October  1, 2002 only and  consequently  does not have any impact on the current year financial  position or results of operations of the
            Company.

            In June 2001,  the FASB issued SFAS No. 143,  "Accounting  for Asset
            Retirement Obligations". SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized over the life of the asset.

            In August  2001,  the FASB  issued  SFAS No.  144,  "Accounting  for
            Impairment or Disposal of Long-Lived Assets". SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations.

            Management   is   currently   evaluating   the   impact   of   these
            pronouncements  to determine the effect,  if any, that they may have on the financial position and results of operations.  The Company is required to adopt each of these  standards  in the first  quarter of fiscal year 2003.


2.    Furniture and Equipment, Net
                                                                                        (Note 15)

                                                              2002                          2001
                                                       Accumulated                   Accumulated
                                               Cost   Amortization           Cost   Amortization
                                       ------------   ------------   ------------   ------------

      Furniture and equipment          $     48,416   $     22,582   $     48,416   $     13,382
                                       ------------   ------------   ------------   ------------


      Net carrying amount                             $     25,834                  $     35,034
                                                      ------------                  ------------

      Depreciation expenses for the years ended September 30, 2002, 2001, and 2000 were $9,200, $9,200 and $4,182 respectively.


                                      F-12

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



3.    Intangible Assets, Net
                                                                                        (Note 15)

                                                              2002                          2001
                                                       Accumulated                   Accumulated
                                               Cost   Amortization           Cost   Amortization
                                       ------------   ------------   ------------   ------------

      License                          $    185,000   $     53,957   $    185,000   $     38,540
      Goodwill                               57,228         28,614         57,228         17,169
                                       ------------   ------------   ------------   ------------

                                       $    242,228   $     82,571   $    242,228   $     55,709
                                       ------------   ------------   ------------   ------------

      Net carrying amount                             $    159,657                  $    186,519
                                                      ------------                  ------------


      Depreciation expenses for the years ended September 30, 2002, 2001, and 2000 were $26,863, $26,862 and $21,139 respectively.


4.    Loss Per Share

      The Company calculates net loss per share based on SFAS No. 128, "Earnings Per Share". Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The potentially convertible securities have not been included in the diluted loss per share computation because of their anti-dilutive effect.


5.    Licensing Agreement

      On March 15, 1999, the Company entered into an agreement with Intracell Vaccines Limited ("Intracell") whereby the Company issued 5,750,000 shares of common stock, 10,000 shares of preferred stock, stock options to Intracell's stockholders to purchase at par value, 30,000,000 shares of the Company's common stock, conditional on the outcome of three separate events (See Note 8(b)) and $85,000 in cash in exchange for the worldwide licensing rights to an AIDS/HIV vaccine developed by The University of Birmingham, UK (See Note 6(g)). The options have not been valued since they are subject to contingencies.

      As part of the agreement dated March 15, 1999, the Company agreed to make minimum royalty payments in advance, of $76,500 to the University of Birmingham Research and Development Limited commencing January 1, 2002. The minimum payments will remain in effect for the duration of the utilization of the patents.

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



5.    Licensing Agreement (cont'd)

      On April 6, 1999, this agreement was amended to include an anti-dilution clause which provided for Intracell and its stockholders to maintain an equity position of 60% of the common shares of the Company until the Company had raised $5 million. Specifically, when the Company issued stock to others, the anti-dilution clause provides Intracell and its stockholders with the option to acquire, at par value, a like number of shares thus allowing that Intracell and its stockholders maintain their 60% interest in the Company. During the year ended September 30, 2000, the Company issued 3,123,583 common stock to Intracell pursuant to the anti-dilution clause; See Note 6(j), 6(k), 6(m), 6(o), and 6(p). The value of the shares issued to Intracell were recognized in operations as licensing fees.

      Subsequently, on August 7, 2001, upon determining that the Company had breached the Intracell license agreement, the Company granted Intracell 3,000,000 shares of common stock, the option to acquire 2,500,000 shares of common stock at $0.50 per share when Phase I human trials begin, the option to acquire an additional 2,500,000 shares of common stock at $1.00 per share when Phase III human trials begin, and an option to acquire
      2,500,000 shares of common stock at $2.00 per share when the Company receives a product license for the HIV vaccine from any recognized government. See Note 6(s).


6.    Stockholders' Equity (Deficit)

      Common and preferred stock were issued as follows:

      a) Sale of common stock - In April 1998, the Company issued 5,080,000 shares of pre-split common stock to the Company's founders at par value for cash of $508. See 6 (c).

      b) In April 1998, the Company issued 3,895,126 pre-split shares of common stock to acquire 100 percent of the issued and outstanding shares of Nouveaux Corporation. See Note 7(a).

      c) During the year ended September 30, 1998, stockholders contributed $342,108 in additional paid in capital.

      d) On February 23, 1999, the Company declared a 1:50 reverse split of the Company's common stock, effective March 8, 1999. This reduced the shares outstanding from 8,975,126 shares to 179,672 shares.

      e) On February 10, 1999, the Company issued 20,000,000 shares of common stock for an aggregate amount of $100,000 under the Securities Act of 1993, as amended Under Regulation D, Rule 504.

      f) On March 15, 1999, the Company issued 9,241,600 shares of common stock for a subscription receivable with an aggregate amount of $140,000 under the Securities Act of 1993, as amended Under Regulation D, Rule 504. The Company accepted a note receivable in lieu of payment. The note was paid in 2000.

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



6.    Stockholders' Equity (Deficit) (cont'd)

      g) On April 6, 1999, the Company issued 5,750,000 shares of common stock and 10,000 shares of preferred stock, Series A, for an aggregate amount of $99,900 and $100 respectively, in exchange for the exclusive right to the worldwide license for the development and distribution of a HIV vaccine to combat aids (See Note 5). Each share of preferred stock has 3,000 votes per common share at any meeting of the stockholders where votes are submitted.

      h) On September 27, 1999, 40,000 shares of common stock were issued for an aggregate amount of $5,041.

      i) On March 8, 2000, the Company issued 100,000 shares of common stock to acquire Life Plan (See Note 7(b)).

      j) On May 26, 2000, the Company issued 454,545 shares of common stock for an aggregate amount of $99,990. Concurrently, the Company issued 681,817 shares of common stock with an aggregate value of $150,000 to Intracell under the terms of the anti-dilution provision of the Assignment of License Agreement (See Note 5).

      k) On June 29, 2000 the Company issued 73,348 shares of common stock for an aggregate amount of $23,655. Concurrently, the Company also issued 110,076 shares of common stock with an aggregate value of $35,500 to Intracell under the terms of the anti-dilution provision of the Assignment of License Agreement (See Note 5).

      l) On June 29, 2000, the Company issued 3,000,000 shares of common stock for an aggregate amount of $675,000 in legal services.

      m) On July 5, 2000 the Company issued 459,770 shares of common stock for an aggregate amount of $99,990. Concurrently, the Company issued 689,655 shares of common stock with an aggregate value of $150,000 to Intracell under the terms of the anti-dilution provision of the Assignment of License Agreement. (See Note 5).

      n) On July 24, 2000, The Company issued 3,000,000 shares of common stock for an aggregate amount $675,000 in legal services.

      o) On July 27, 2000 the Company issued 459,770 shares of common stock for an aggregate amount of $99,990. Concurrently, the Company issued 689,655 shares of common stock with an aggregate value of $150,000 to Intracell under the terms of the anti-dilution provision of the Assignment of License Agreement (See Note 5).

      p) On August 21, 2000, the Company issued 634,920 shares of common stock for an aggregate amount of $99,990. Concurrently, the Company issued 952,380 shares of common stock with an aggregate value of $150,000 to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Assignment of License Agreement (See
            Note 5).

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



6.    Stockholders' Equity (Deficit) (cont'd)

      q) On May 16, 2001, the Company issued 500,000 shares of common stock for an aggregate amount of $20,000 for consulting services.

      r) On July 6, 2001, the Company declared a reverse split of the Company's common stock at 1:100, effective July 22, 2001. This reduced the shares outstanding from 47,017,208 shares to 470,413 shares.

      s) On August 7, 2001, the Company amended its license agreement with Intracell. The amendment called for Intracell to waive its right to terminate the agreement due to the Company's failure to raise $1,500,000 pursuant to Section 9.1(b) of the agreement dated April 6, 1999 in exchange for the following:

            i)    3,000,000 shares of common stock

            ii) options to acquire 7,500,000 shares of the Company's common stock. See Note (5).

            The 3,000,000 shares were valued at the closing price on August 7, 2001 of $0.50 per share.

      t) On August 10, 2001, the Company sold 1,000,000 shares of its preferred stock, Series B, with attached warrants at par value of $0.01 per share, or $10,000. The preferred Series B stock converts to 20 million shares of the Company's common stock at 40 percent of the market value of the common stock based on a stated value. The attached warrants convert to 5,000,000 shares of the Company's common stock at $1.50 per share. In accordance with the Emerging Issues Task Force ("EITF") 98-5, the Company valued the beneficial conversion feature at the amount of the proceeds received from the sale of the stock ($10,000).

      u) On January 7, 2002, the Company bought back the 1,000,000 preferred shares and the attached warrants that had been issued on August 10, 2001 for a total consideration of $10,000. The preferred shares were added to the treasury stock, while the warrants were cancelled.

      v) On March 21, 2002, the Company issued 150,000 shares of common stock for an aggregate amount of $22,500 for consulting services.

      w) On April 15, 2002, the Company issued 200,000 shares of common stock for an aggregate amount of $32,000 for consulting services.

      x) On May 25, 2002, the Company issued 300,000 shares of common stock for an aggregate amount of $60,000 for services rendered by the directors and officers of the Company.

      y) On July 29, 2002, the Company sold 300,000 preferred B series shares from treasury for a total consideration of $15,000. The Company also issued the purchaser of the preferred B series stock, 3,000,000 warrants. Each warrant is convertible into one common share at an exercise price of $1.50 and expires in December 2003.

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



6.    Stockholders' Equity (Deficit) (cont'd)

      z) On August 3, 2002, the Company issued 100,000 shares of common stock for cash of $20,000 to an officer of the Company.

      aa) On August 7, 2002, the Company issued 2,272,727 shares of common stock to Intracell Vaccines Limited, under a settlement of debt agreement valued a $500,000.

      ab) On August 30, 2002, the Company issued 1,323,529 shares of common stock to Intracell Vaccines Limited, under a settlement of debt agreement valued a $225,000.


7.    Business Combinations

      a) In April 1998, the Company (then known as Personna) merged with Nouveaux Corporation in a transaction accounted for as a pooling of interests whereby 3,895,126 shares of the Company's common stock was issued for 100 percent of the outstanding common stock of Nouveaux Corporation. Personna was the surviving corporation.

      b) On March 8, 2000, the Company merged with Scientific Lifeplan ("Lifeplan"), through the issuance of 100,000 shares of the Company's common stock for an aggregate consideration of $50,000. Lifeplan was a fully compliant reporting non-operating company. The Company accounted for the purchase of Lifeplan using the purchase method. Lifeplan had essentially no assets and liabilities at the date of acquisition, and was acquired by the Company for its reporting status. Goodwill of $57,228 attributed to the transaction was recognized. Pro-forma statements have not been included since Lifeplan had no operations during the periods presented.


8.    Commitments and Contingencies

      a) The Company leases office space in the United Kingdom. The lease provides for quarterly rental payments totalling 16,000 pounds per year, or approximately $24,000, at the exchange rate at September 30, 2001. Future minimum lease payments using the exchange rate at September 30, 2002 are as follows:

                                 2003             $   15,000

            Rent expense for the years ended September 30, 2002, 2001 and 2000 was $18,794, $23,480 and $14,773 respectively.

HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



8.    Commitments and Contingencies (cont'd)

      b) Stock Options - On March 15, 1999, the Company entered into a stock option agreement, in which the Company granted Intracell stockholders options to purchase an aggregate of 300,000 shares, under three separate conditional events. The Company authorized the exercise of the options as follows:

            i) The option to purchase 100,000 Common Stock at $0.001 per share when human trials of the HIV vaccine begin.

            ii) The option to purchase 100,000 Common Stock at $0.001 per share should the Company commence United States Government Food and Drug Administration ("FDA") Phase III trials of its HIV vaccine.

            iii) The option to purchase 100,000 Common Stock at $0.001 per share should the Company obtain FDA approval of its HIV vaccine.

                  None of the contingencies had been met at September 30, 2002. The options expire on April 1, 2004.

      c) Stock Options - On August 7, 2001, the Company provided Intracell with three options to acquire a total of $7,500,000 shares as follows:

            i) 2,500,000 shares of common stock at $0.50 per share when Phase I human trials begin.

            ii) 2,500,000 shares of common stock at $1.00 per share when Phase III human trials begin.

            iii) 2,500,000 shares of common stock at $2.00 per share when the Company receives a product license for the HIV vaccine from any recognized government.

      d) Stock Options - On September 2, 2002, the Company provided Trinity Funding, an option to purchase 800,000 common shares, in settlement of the note payable of $140,000 to Trinity Funding. The exercise price of the option was determined to be the average market price of common shares over the 20 trading days prior to exercise, less a discount of 35% or $.50 per share, whichever is higher.

      e) Warrants - On July 29, 2002, the Company issued stock warrants to acquire 3,000,000 shares of the Company's common stock at $1.50 per share. The warrants expire in December 2003.

      f) Royalty Payments under Licensing Agreement - The Company has committed to make minimum royalty payments of $76,500 per annum, in advance to the University of Birmingham Research and Development Limited, commencing January 1, 2002. The minimum payments will remain in effect for the duration of the utilization of the patents. As of the year end, the Company had not made the above payments.

      g) Consulting Agreement - Pursuant to the consulting agreement with Intracell Vaccines, the Company is committed to pay Intracell
            Vaccines, a consulting fee of $70,000 per quarter. Intracell Vaccines Limited has the right to terminate the consulting agreement, due to the Company's failure to make these payments,.


HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



9.    Income Taxes

                                                                     September 30,
                                                       ----------------------------------------
                                                                        (Note 15)     (Note 15)
                                                               2002          2001          2000

      Income tax benefits at statutory rates           $  (275,000)  $  (689,000)  $  (937,725)
      Allowance for valuation                              275,000       689,000       937,725
                                                       -----------   -----------   -----------

      Income tax benefit                               $      -      $      -      $      -
                                                       ===========   ===========   ===========


      The reasons for the differences between income taxes at the statutory income tax rates and the provision (benefit) for income taxes are summarized as follows:

      Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses. At September 30, 2002, net operating losses of approximately $ 5,050,000 are available for carryforward against future years' taxable income and begin expiring in the year 2014. The Company's ability to utilize its net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.


10.   Related Party Transactions

      Under an Assignment of License Agreement dated April 6, 1999 (See Note 5), Intracell acquired the majority of the Company's voting stock.

      Under an agreement dated April 6, 1999, Intracell agreed to provide the Company with research, process science, clinical and regulatory support required to develop the Company's HIV vaccine. The Company agreed to pay Intracell a consulting fee of $70,000 per quarter for these services. During the years ended September 30, 2002, 2001 and 2000 expenses paid to Intracell were $280,000, $280,000 and $280,000 respectively.

      On August 7, 2001, the Company granted Intracell 3,000,000 shares of the Company's common stock and options to acquire 7,500,000 shares of the Company's common stock as payment for the breach under the original Assignment of License Agreement (See Note 5). The stock issued was valued at its market value of $0.50 per share ($1,500,000) and was expensed in the year ended September 30, 2001.

      On August 7, 2002, the Company converted $500,000 of debt held by Intracell into equity through the issue of 2,272,727 common shares at a price of $.22 per share. On August 30, 2002 the Company converted $225,000 of debt held by Intracell into equity through the issue of 1,323,529 common shares at a price of $.17 per share.

11.   Notes Payable

      On September 1, 2002 the Company converted the note payable of $140,000 to Trinity Funding into an option to purchase 800,000 common shares at an exercise price of the average market price over the 20 trading days prior to exercise, less a discount of 35% or $.50 per share, whichever is higher. The notes were interest free and were repayable when the Company had obtained $5,000,000 in financing.


HIV-VAC, INC.
Notes to Financial Statements
September 30, 2002



12.   Stockholders' Restrictions

      The  stockholders  of the Company have a pre-emptive  right  regarding the
      purchase  of  stock.  Furthermore,   the  transfer  of  certain  stock  is
      restricted,  in accordance  with the  regulations  of the  Securities  and
      Exchange Commission.


13.   Fair Value of Financial Instruments

      The estimated fair value of the Company's financial instruments as of September 30, 2002 and 2001 are as follows:

                                                                                  (Note 15)

                                                   2002                      2001
                                          Carrying       Fair       Carrying       Fair
                                           Amount        Value       Amount        Value
                                         ----------   ----------   ----------   ----------
      Assets
        Cash                             $   18,577   $   18,577   $   41,427   $   41,427

      Liabilities
        Notes payable                          -            -         140,000      140,000
        Accounts payable and accrued
           liabilities                      455,020      455,020      561,352      561,352


14.   Subsequent Events

      Subsequent to the year end, the Company issued 1,150,000 common shares to settle a debt of $195,500 that existed at the year end. In addition, 300,000 common shares were issued to officers and directors, being compensation for services rendered to the Company, on October 30, 2002.


15.   Comparative Figures

      The   comparative   figures   were  audited  by  another  firm  of  public
      accountants.

--------------------------------------------------------------------------------
You should rely only on the information
contained in this prospectus. We have
not authorized anyone to provide you with
information different from that contained
in this prospectus. This prospectus is                   HIV-VAC, INC.
not an offer to sell any security other
than the common stock offered by this          6,800,000 Shares of Common Stock
prospectus, nor does this prospectus
offer to buy or sell any securities in
any jurisdiction where it is unlawful.
The information contained in this
prospectus is accurate only as of the
date of this prospectus, regardless of
the time of delivery of this prospectus
or of any sale of the common stock.
-----------------------------------------

         TABLE OF CONTENTS

                                         ---------------------------------------

                                                       PROSPECTUS
                                   Page
                                   ----
                                         ---------------------------------------
PROSPECTUS SUMMARY................   2
THE OFFERING......................   3
FORWARD-LOOKING STATEMENTS........   3
SUMMARY FINANCIAL DATA............   4
RISK FACTORS......................   5
USE OF PROCEEDS...................   10
MARKET FOR COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS.......   10
MANAGEMENT'S DISCUSSION AND
ANALYSIS OR PLAN OF OPERATION.....   12
BUSINESS..........................   15
MANAGEMENT........................   22
EXECUTIVE COMPENSATION............   24
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT..   25
DESCRIPTION OF SECURITIES.........   26
CERTAIN TRANSACTIONS..............   27
SELLING SHAREHOLDER...............   27
PLAN OF DISTRIBUTION..............   28
CHANGES IN CERTIFYING ACCOUNTANT..   29
DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES...................   29
INDEX TO CONSOLIDATED FINANCIAL
STATEMENTS........................   F-1

Until _________,  2003 (25 days after
the date of this prospectus),  all
dealers that buy, sell or trade these
securities,  whether or not
participating in this offering may be
required to deliver a prospectus.
This is in addition to the dealer's
obligation to deliver a prospectus
when acting as underwriters and
with respect to their unsold                          _____________, 2003
allotments or subscriptions.

                                     PART II

Item 24. Indemnification of Directors and Officers

         Please refer to the description of the indemnification provisions above under the caption "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" on page 29 of the prospectus.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing fee of SEC....................................$    319.06
Accounting fees and expenses.........................$  7,500.00
Legal fees and expenses..............................$ 25,000.00
Printing and engraving expenses......................$  2,500.00
Transfer Agent's fees................................$  5,000.00
Miscellaneous........................................$  5,000.00
                                                       ---------
Total................................................$ 45,319.06
                                                       =========


Item 26. Recent Sales of Unregistered Securities.

         On May 16, 2001, prior to the reverse split declared in July 2001, we issued 500,000 shares of common stock to consultants of the company at par value as part compensation for services rendered to the company valued at $0.04 in reliance upon an exemption pursuant to Section 4(2) of the Securities Act of 1933 (the "Act).

         On August 7, 2001, subsequent to the reverse split declared in July 2001, we issued 3,000,000 shares of common stock, in reliance upon an exemption pursuant to Section 4(2) of the Act, to Intracell Vaccines Limited at par value in consideration for the agreement by Intracell Vaccines not to terminate the grant of the exclusive license due to our failure to raise the agreed upon amount of financing as specified in the license grant.

         On March 21, 2002, we issued 150,000 shares of common stock to Ridge Finance for an aggregate amount of $22,500 for consulting services in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On April 15, 2002, we issued 100,000 shares of common stock each to Judith Davis and Afshan Ahmad as compensation for an aggregate amount of $32,000 of consulting services related to research and development. The shares were issued in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On May 25, 2002, we issued 100,000 shares of common stock each to Kevin
W. Murray and Gordon R. B. Skinner, at $0.20 per share as compensation for services rendered to the company and issued 50,000 shares of common stock each to Sally Del Principe and John Palethorpe at $0.20 per share as compensation for services rendered to the company. These shares were issued in reliance upon an exemption pursuant to Section 4(2) of the Act.


                                        I

         On July 29, 2002, pursuant to Rule 506, we offered to Tradebay Investments, Ltd., pursuant to a Securities Purchase Agreement, units (the "Units"), for a purchase price of $0.05 per Unit, each Unit consisting of one share of Series B preferred stock and ten warrants to purchase one share of our common stock. The Securities Purchase Agreement was executed in reliance upon the exemption provided by Section 4(2) and Regulation D, Rule 506. The Series B preferred stock may be converted into shares of our common stock at a conversion price equal to the greater of: (a) a 35% discount from the closing bid price of our common stock on the OTC Bulletin Board on the date of the issuance of the Series B preferred stock, or (ii) a 35% discount from the average of the lowest three closing bid prices during the three (3) trading days immediately prior to the conversion, or (iii) $0.50 per share. The Units also consisted of ten (10) Warrants to purchase one (1) share of common stock, at a price of $1.50 per share until December 31, 2003.

         On August 3, 2002, we sold 100,000 shares of our common stock to John Palethorpe at $0.20 per share in reliance upon the exemption provided by Section 4(2) and Regulation D, Rule 506.

         On August 7, 2002, and August 30, 2002, we issued 2,272,727 and 1,323,529 shares of common stock respectively to Intracell Vaccines Limited, as settlement of debt valued at $500,000 and $225,000 respectively. These shares were issued in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On September 2, 2002, we entered into an agreement with Trinity Funding, Inc., whereby we agreed to issue to Trinity, in reliance upon an exemption pursuant to Section 4(2) of the Act, options to purchase 800,000 shares of our common stock at an exercise price per share equal to the greater of: (a) a 35% discount from the average closing bid price of the Common Stock on the OTC Bulletin Board during the twenty (20) trading days immediately prior to the exercise of the Option, or (b) $0.50 per share. The shares subject to the option may be purchased by Trinity Funding, in whole or in part, at any time prior to December 31, 2003.

         On October 29, 2002, we issued 300,000 shares of common stock each to Sheldon Cohen, Linda Fedko and Cliff Bodden as compensation for services rendered valued at $51,000. We also issued 250,000 shares of common stock to Irwin Rapoport as compensation for services rendered valued at $42,500. The issuance of these shares were made in reliance upon an exemption pursuant to
Section 4(2) of the Act.

         On October 30, 2002, we issued 100,000 shares of common stock each to Kevin W. Murray and Gordon R. B. Skinner, at $0.12 per share as compensation for services rendered to the company and issued 50,000 shares of common stock each to Sally Del Principe and John Palethorpe at $0.12 per share as compensation for services rendered to the company. These shares were issued in reliance upon an exemption pursuant to Section 4(2) of the Act.

Item 27. Exhibits


Exhibit
Number                                  Description
  3.1 Articles of Incorporation, filed as Exhibit to the Form 10-QSB filed May 16, 2000.
  3.2 Amended Articles of Incorporation, filed as Exhibit to the Form 10-QSB filed August 14, 2001.
  3.3      By-laws, filed as Exhibit to Form 10-QSB filed May 16, 2000.
  3.4 Certificate of Amendment to Certificate of Incorporation, dated as of May 15, 2001, filed as Exhibit to the Form 10-QSB filed August 14, 2001.
  5.1*     Form of Opinion re legality of Bondy & Schloss, LLP.
 10.1 License agreement between University of Birmingham and Intracell Vaccines Ltd dated November 5, 1998, filed as and Exhibit to the Amended Form 10-KSB filed Oct 22, 2002.
 10.2 License Agreement between HIV-VAC, Inc. and Intracell Vaccines Ltd., filed as an Exhibit to the Registration Statement on Form SB-2 filed August 22, 2001.
 10.3 Consulting Agreement between HIV-VAC, Inc. and Intracell Vaccines Ltd., filed as and Exhibit to the Registration Statement on Form SB-2 filed August 22, 2001.
 10.4 Extension of Consulting Agreement between HIV-VAC, Inc. and Intracell Vaccines Ltd. dated June 1, 2002, filed as an Exhibit to Form 10-KSB filed January 13, 2003.

                                       II

 10.5 Debt Settlement Agreement between HIV-VAC, Inc. and Sheldon Cohen filed as Exhibit to Form S-8 POS filed Oct 31, 2002.
 10.6 Debt Settlement Agreement between HIV-VAC, Inc. and Irwin Rapoport, filed as Exhibit to Form S-8 POS filed Oct 31, 2002.
 10.7 Debt Settlement Agreement between HIV-VAC, Inc. and Lina Fedko, filed as Exhibit to Form S-8 POS filed Oct 31, 2002.
 10.8 Debt Settlement Agreement between HIV-VAC, Inc. and Cliff Bodden, filed as Exhibit to Form S-8 POS filed Oct 31, 2002.
 10.9 Letter from DiRocco and Dombrow P.A. regarding change in registrant's certifying accountant, filed as Exhibit to Form 8-k filed Sept 13, 2002.
 10.10 Subscription Agreement between HIV-VAC, Inc. and Tradebay Investments, Inc. dated July 29, 2002, filed as an Exhibit to Form 10-KSB filed January 13, 2003.
 10.11     Stock Option  Agreement  between  HIV-VAC,  Inc. and Trinity Funding,
           Inc., dated September 2, 2002, filed as an Exhibit to Form 10-KSB filed January 13, 2003.
 23.1      Consent of Bondy & Schloss, LLP [contained in Exhibit 5.1]
 23.2      Consent of SF Partnership LLP.
 24.1      Power of Attorney [Included in Part II, page IV]


------------------
* Previously filed.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the Information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      III

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin W. Murray his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2003.


Signature                                             Title
---------                                             -----

/s/ Kevin W. Murray                    Chairman of the Board, President, Chief
-------------------                    Executive Officer
Kevin W. Murray

/s/ Gordon R.B. Skinner                Director, Director of Research
-----------------------
Gordon R.B. Skinner

/s/ Sally Del Principe                 Director, Chief Financial Officer
----------------------
Sally Del Principe











                                       IV

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Collingwood, Ontario, Canada, on the 11th day of February 2003.


HIV-VAC, INC.


Signature                                             Title
---------                                             -----

/s/ Kevin W. Murray                   Chairman of the Board, President, Chief
-------------------                   Executive Officer
Kevin W. Murray

/s/ Gordon R.B. Skinner               Director, Director of Research
-----------------------
Gordon R.B. Skinner

/s/ Sally Del Principe                Director, Chief Financial Officer
----------------------
Sally Del Principe










                                       V